Filed Pursuant to Rule 424(b)(3)
Registration No. 333-137042

PROSPECTUS

$775,000,000

Petrohawk Energy Corporation

Offer to Exchange up to

$775,000,000 of 9.125% senior notes due 2013

that have been registered under the Securities Act of 1933

for

$775,000,000 of 9.125% senior notes due 2013

that have not been registered under the Securities Act of 1933

The Exchange Offer will expire at 5:00 pm, New York

City time, on November 1, 2006, unless we extend the date

Terms of the Exchange Offer:

•	We are offering to exchange up to $775.0 million aggregate principal amount of registered 9.125% Senior Notes due 2013, which we refer to as the new notes, for any and all of our $775.0 million aggregate principal amount of unregistered 9.125% Senior Notes due 2013, which we refer to as the old notes, that were issued on June 23, 2006 and July 24, 2006. The new notes are being offered as additional debt securities under the indenture pursuant to which we previously issued the old notes.

•	We will exchange all outstanding old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of new notes.

•	The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•	The exchange of new notes for old notes should not be a taxable transaction for U.S. federal income tax purposes.

•	We will not receive any cash proceeds from the exchange offer.

•	The old notes are, and the new notes will be, guaranteed on a senior unsecured basis by all of our current and certain future domestic restricted subsidiaries, other than certain immaterial subsidiaries.

•	There is no established trading market for the new notes or the old notes.

•	We do not intend to apply for listing of the new notes on any national securities exchange or for quotation through any quotation system.

This investment involves risks. Please read “ Risk Factors” beginning on page 13 for a discussion of the risks that you should consider prior to tendering your outstanding old notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. Please read “Plan of Distribution.”

The date of this prospectus is September 29, 2006.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, referred to in this prospectus as the SEC. In making your decision to participate in the exchange offer, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. If you received any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus, or the documents incorporated by reference into this prospectus, is accurate as of any date other than the date on the front cover of this prospectus or the date of such document incorporated by reference, as the case may be.

This prospectus incorporates by reference important business and financial information about our company that has not been included in or delivered with this prospectus. We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus. Requests for such copies should be directed to secretary, Petrohawk Energy Corporation, 1100 Louisiana, Suite 4400, Houston, Texas 77002; telephone number: (832) 204-2700. To obtain timely delivery, you should request the documents and information no later than October 15, 2006.

In this prospectus, when we use the terms “Petrohawk,” “we,” “us,” or “our,” we mean Petrohawk Energy Corporation and its consolidated subsidiaries, unless otherwise indicated or the context requires otherwise.

i

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. You may read and copy the registration statement of which this prospectus is a part, including exhibits and schedules filed with it, and all other reports or other information we may file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain copies of this information at prescribed rates by mail from the Public Reference Room of the SEC. You may call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains our reports, proxy and information statements and other information that we file with the SEC. These filings may also be found on the Investor Relations section of our Internet site at http://www.petrohawk.com. However, any information that is included on or linked to our Internet site is not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” herein important business and financial information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference or deemed incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will be deemed to update automatically and supersede this incorporated information.

We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the completion of this exchange offer (excluding any information furnished to the SEC pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K). We also incorporate by reference any future filings made with the SEC under the Exchange Act subsequent to the date of the initial registration statement and prior to effectiveness of the registration statement (excluding any information furnished to the SEC pursuant to Item 2.02 of Item 7.01 on any current report on Form 8-K). Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We have filed the following documents with the SEC which are incorporated into this prospectus by reference:

•	Our Annual Report on Form 10-K (File No. 000-25717) for the fiscal year ended December 31, 2005, including the information incorporated by reference from our proxy statement, as amended, relating to our annual meeting of stockholders.

•	Our Quarterly Reports on Form 10-Q (File No. 000-25717) for the fiscal quarters ended March 31, 2006 and June 30, 2006.

•	Our Current Reports on Form 8-K (File No. 000-25717) as filed on January 31, 2006, February 2, 2006, February 9, 2006, March 3, 2006, April 21, 2006 (except for Item 7.01 and the related exhibit), May 18, 2006, June 23, 2006, June 28, 2006, June 29, 2006, July 11, 2006, July 17, 2006, July 28, 2006, August 17, 2006 and September 1, 2006 and our amended Current Reports on Form 8-K/A (File No. 000-25717) as filed on January 5, 2006 and March 17, 2006.

You can get a free copy of any of the documents incorporated by reference by making an oral or written request directed to:

Petrohawk Energy Corporation

1100 Louisiana, Suite 4400

Houston, Texas 77002

Attention: Secretary

Telephone: (832) 204-2700

To obtain timely delivery of any of the documents incorporated by reference in this prospectus, you should request the information no later than October 15, 2006.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information discussed in this prospectus (other than information related to the exchange offer as discussed below), our filings with the SEC and our public releases include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act, and Section 21E of the Exchange Act. The safe harbor for “forward-looking statements” provided in the Private Securities Litigation Reform Act of 1995 does not apply to statements made in connection with the exchange offer in this prospectus. All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, increases in oil and gas production, the number of anticipated wells to be drilled after the date hereof, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “will,” “expect,” “estimate,” “project,” “plan,” “believe,” “achievable,” “anticipate” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

•	the possibility that problems may arise in successfully integrating the businesses of Petrohawk and KCS;

•	the possibility that the combined company may he unable to achieve cost-cutting synergies;

•	the possibility that the industry may be subject to future regulatory or legislative actions (including any additional taxes);

•	the volatility in commodity prices for oil and gas and in the supply of and demand for oil and natural gas;

•	the presence or recoverability of estimated oil and gas reserves and the actual future production rates and associated costs;

•	the ability to replace oil and gas reserves;

•	environmental risks;

•	drilling and operating risks;

•	exploration and development risks;

•	competition;

•	the ability of the company’s management to execute its plans to meet its goals;

•	the ability of the company to retain key members of its senior management and key employees;

•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which Petrohawk is doing business, may be less favorable than expected;

•	continued hostilities in the Middle East and other sustained military campaigns or acts of terrorism or sabotage; and

•	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors may negatively impact our businesses, operations or pricing.

Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our other filings with the SEC that are incorporated by reference herein and in the section entitled “Risk Factors” included elsewhere in this prospectus. For additional information regarding risks and uncertainties, please read our other filings with the SEC under the Exchange Act and the Securities Act, including our annual report on Form 10-K for the fiscal year ended December 31, 2005 and our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2006 and June 30, 2006. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this prospectus and in the documents incorporated by reference. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

PROSPECTUS SUMMARY

The following summary highlights selected information from the prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the new notes, as well as information regarding our business and detailed financial data. We encourage you to read this entire prospectus carefully, including the discussion of the risks and uncertainties affecting our business included under the caption “Risk Factors,” and the documents that have been incorporated into this prospectus, before making an investment decision.

Our Business

We are an independent oil and gas company engaged in the acquisition, development, production and exploration of oil and gas properties located in North America. Our properties are concentrated in the East Texas/North Louisiana, Gulf Coast, Permian Basin, and Anadarko/Arkoma regions. We focus on maintaining a balanced, geographically diverse portfolio of long-lived, lower risk reserves along with shorter lived, higher margin reserves. We believe that this balanced reserve mix provides a diversified cash flow foundation to fund our development and exploration drilling program.

As of December 31, 2005, pro forma for our recent merger with KCS Energy, Inc. (“KCS”) described below, our estimated proved reserves were approximately 980 Bcfe, of which 77% were natural gas, 68% were proved developed and 74% were operated. In the first six months of 2006, we produced approximately 24.0 Bcfe.

Business Strategy

Our primary objective is to increase reserves, production and cash flow. To accomplish this objective, our business strategy is focused on the following:

•	Focus on Our Core Operating Areas. We intend to concentrate our activities in our core operating areas and exploit our multi-year drilling inventory. Given our inventory of drilling opportunities and historical drilling success, we believe that we are well-positioned to continue growing our proved reserves and production organically. Operating in concentrated areas helps us to better control our overhead by enabling us to manage a greater amount of acreage with fewer employees and minimize incremental costs of increased drilling and production. Our strategy of targeting our operations in relatively focused areas permits us to more efficiently capitalize on our base of geological, engineering and production experience in these regions.

•	Focus on Natural Gas. As of December 31, 2005, pro forma for our recent merger with KCS, our estimated proved reserves were 77% natural gas. We believe that the future need for natural gas in the United States will continue to grow. In addition. North American supplies of natural gas have been declining in recent years. We believe these factors will provide a favorable growth environment for companies with long-lived natural gas reserves such as ours.

•	Maintain Financial Flexibility. We intend to maintain ample liquidity through availability under our revolving credit facility by funding our capital budget primarily with operating cash flow. We also plan to use discretionary cash flow, proceeds from non-core asset sales, and opportunistic issuances of equity to reduce leverage. In addition, we employ an active commodity price hedging program to ensure a level of predictability in the prices we receive for our production, and to support our operating activities and acquisition strategy. We believe this approach enhances our ability to execute our business plan over a broad commodity price cycle, protect our returns on investment and manage our capital structure. Currently, we plan to hedge approximately 50% of expected production for the next two years.

•	Pursue Disciplined Acquisition Strategy in Our Core Areas of Operation. We have been successful at growing through targeted acquisitions. Our multi-year drilling inventory provides us with the ability to grow proved reserves and production organically without acquisitions, however, we will continue to evaluate acquisition opportunities in our core areas of operation. We intend to limit our acquisition activity to properties where we believe our technical expertise in our core operating areas provides us with a competitive advantage in valuing and economically developing those properties.

•	Actively Manage Property Portfolio. We continually evaluate our property base to identify opportunities to divest non-core, higher cost or less productive properties with limited development potential. This strategy allows us to focus on a portfolio of core properties with significant potential to increase our proved reserves and production. We seek to improve the overall quality of our asset base by disposing of marginal or non-strategic properties.

•	Benefit from the Transactional Nature of Our Industry. The independent exploration and production industry has been consolidating for a number of years. Our business strategy embraces this trend. We proactively search for acquisitions in our core areas to expand our acreage position and drilling inventory and we intend to assemble a portfolio of quality proved reserves and drilling opportunities within a core group of operated properties that may potentially be desirable as a strategic acquisition target by larger industry participants.

Recent Developments

Merger with KCS Energy, Inc.

On July 12, 2006, we completed the merger of KCS with and into us. In the merger, we issued approximately 83.8 million shares of our common stock and paid approximately $450.3 million cash as consideration to the former stockholders of KCS. In connection with the merger, we assumed or refinanced all outstanding debt of KCS, including $275.0 million in principal amount of 7 1/8% senior notes due 2012 (the “2012 Notes”). Pro forma for the Terryville acquisition, as of December 31, 2005, KCS’ estimated proved reserves were approximately 463 Bcfe, of which approximately 88% was natural gas and 73% was classified a proved developed.

Terryville Acquisition

On April 19, 2006, KCS completed an acquisition of oil and gas properties located in the Terryville field in North Louisiana for $26.2 million. The acquisition included approximately 10,300 acres located in Lincoln Parish, Louisiana, and proved reserves internally estimated at 11.2 Bcfe.

Tender Offer for Outstanding 9 7/8% Senior Notes due 2011

On July 12, 2006, we accepted for purchase $124.2 million principal amount of our 9 7/8 senior notes due 2011 (the “2011 Notes”) for aggregate cash consideration of $139.1 million, which we (as successor by way of merger to Mission Resources Corporation on July 28, 2005) issued in April 2004. Following acceptance, we, the parties named therein as subsidiary guarantors, and The Bank of New York Trust Company, NA., as trustee, entered into a supplemental indenture that supplements and amends the indenture that governs the terms of the 2011 Notes, to eliminate substantially all of the restrictive covenants contained in the indenture and the 2011 Notes, eliminate certain events of default, and modify certain other covenants and provisions contained in the indenture and the 2011 Notes. A total of $224,000 principal amount of 2011 Notes remains outstanding.

Amendment to Revolving Credit Facility

On July 12, 2006, we entered into a Second Amended and Restated Senior Revolving Credit Agreement (herein referred to as the “revolving credit facility”) which amended and restated our $600 million amended and restated senior revolving credit agreement dated July 28, 2005. The revolving credit facility provides for a $1 billion facility with an initial borrowing base of $700 million that will be redetermined on a semi-annual basis, with us and the lenders each having the right to one annual interim unscheduled redetermination, and adjusted based on our oil and gas properties, reserves, other indebtedness, and other relevant factors. Amounts outstanding under the revolving credit facility bear interest at specified margins over the London Interbank Offered Rate (LIBOR) of 1.00% to 1.75% for Eurodollar loans or at specified margins over the Alternate Base Rate (“ABR”) of 0.00% to 0.50% for ABR loans. Such margins will fluctuate based on the utilization of the facility. Borrowings under the revolving credit facility will be secured by first priority liens on substantially all of our assets, including pursuant to the terms of the Second Amended and Restated Guarantee and Collateral Agreement, all of the assets of, and equity interest in, our subsidiaries. Amounts drawn on the revolving credit facility will mature on July 12, 2010.

The revolving credit facility contains customary financial and other covenants, including minimum working capital levels, minimum coverage of interest expenses, and a maximum leverage ratio. In addition, we are subject to covenants limiting dividends and other restricted payments, transactions with affiliates, incurrence of debt, changes of control, asset sales, and liens on properties. Our receipt of a waiver from the lenders under our revolving credit facility permitting us to issue the notes offered hereby was a condition to closing this offering. Please read “Description of Other Indebtedness—Revolving Credit Facility” for additional information on our revolving credit facility.

Gulf of Mexico Property Sale

On March 21, 2006, we sold substantially all of our Gulf of Mexico properties for $52.5 million in cash. These properties had estimated proved reserves as of December 31, 2005 of approximately 25 Bcfe, were approximately 70% gas, 59% proved developed and 27% operated. Production at closing was estimated to be approximately 10 MMcfe per day.

North Louisiana Acquisitions

On January 27, 2006, we completed the acquisition of all of the issued and outstanding common stock of Winwell Resources, Inc. (“Winwell”). We paid aggregate consideration of approximately $208 million in cash after certain closing adjustments. Also on January 27, 2006, we completed an acquisition of assets from Redley Company, Burris Run Company and Red Clay Minerals, paying aggregate consideration of approximately $86 million in cash after certain closing adjustments. In these acquisitions, we acquired oil and gas properties in the Elm Grove and Caspiana fields in North Louisiana with approximately 106 Bcfe of internally estimated proved reserves at December 31, 2005 and average production of 16 MMcfe per day for December 2005.

Mission Resources Corporation Acquisition

We acquired Mission Resources Corporation (“Mission”) by merger on July 28, 2005. We issued approximately 19.6 million shares of common stock and paid approximately $139.5 million in cash to the former stockholders of Mission. In addition, all outstanding options to purchase Mission common stock were converted into options to purchase our common stock using an exchange ratio of 0.7641 shares of Petrohawk common stock per share of Mission common stock underlying each option. We also assumed Mission’s long-term debt of approximately $184 million, including the 2011 Notes. At December 31, 2004, Mission’s estimated net proved reserves were approximately 226 Bcfe.

Corporate Information

We are a Delaware corporation. We were formed in 1997 as a Nevada corporation and reincorporated in Delaware during 2004. We are a publicly traded company, with our common stock quoted on the Nasdaq Global Select Market under the symbol “HAWK.” Our principal offices are located at 1100 Louisiana Street, Suite 4400, Houston, Texas 77002, telephone number (832) 204-2700, fax number (832) 204-2800, and our website can be found at www.petrohawk.com. Unless specifically incorporated by reference in this prospectus, information that you may find on our website is not part of this prospectus.

The Exchange Offer

On June 23, 2006, we completed a private offering of $650 million in aggregate principal of the old notes, and on July 24, 2006, we completed a follow-on private offering of $125 million in aggregate principal amount of additional old notes. As part of these private offerings, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed, among other things, to deliver this prospectus to you and to use our best efforts to complete the exchange offer. The following is a summary of the exchange offer.

Old Notes	9.125% Senior Notes due 2013, which were issued on June 23, 2006 and July 24, 2006.

New Notes

9.125% Senior Notes due 2013. The terms of the new notes are substantially identical to those terms of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Exchange Offer

We are offering to exchange up to $775.0 million aggregate principal amount of our new notes that have been registered under the Securities Act for an equal amount of our outstanding old notes that have not been registered under the Securities Act to satisfy our obligations under the registration rights agreements.

The new notes will evidence the same debt as the old notes and will be issued under and be entitled to the benefits of the same indenture that governs the old notes. Holders of the old notes do not have any appraisal or dissenter rights in connection with the exchange offer. Because the new notes will be registered, the new notes will not be subject to transfer restrictions, and holders of old notes that have tendered and had their old notes accepted in the exchange offer will have no registration rights.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on November 1, 2006, unless we decide to extend it.

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions, which we may waive. Please read “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes

Unless you comply with the procedures described under the caption “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery,” you must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

•     tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to U.S. Bank National Association, as registrar and exchange agent, at the address listed under the caption “The Exchange Offer—Exchange Agent”; or

•     tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, U.S. Bank National Association, as registrar and exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at The Depository Trust Company prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, please read the discussion under the caption “The Exchange Offer—Procedures for Tendering—Book-Entry Transfer.”

Guaranteed Delivery Procedures	If you are a registered holder of the old notes and wish to tender your old notes in the exchange offer, but

• the old notes are not immediately available,

• time will not permit your old notes or other required documents to reach the exchange agent before the expiration of the exchange offer, or

• the procedure for book-entry transfer cannot be completed prior to the expiration of the exchange offer,

then you may tender old notes by following the procedures described under the caption “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery.”

Special Procedures for Beneficial Owners

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf.

If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering the certificates for your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

Withdrawal; Non-Acceptance

You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on November 1, 2006. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company, any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at The Depository Trust Company. For further information regarding the withdrawal of tendered old notes, please read “The Exchange Offer—Withdrawal Rights.”

U.S. Federal Income Tax Considerations

The exchange of new notes for old notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. Please read the discussion under the caption “Material U.S. Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

Fees and Expenses	We will pay all of our expenses incident to the exchange offer.

Exchange Agent

We have appointed U.S. Bank National Association as exchange agent for the exchange offer. You can find the address, telephone number and fax number of the exchange agent under the caption “The Exchange Offer—Exchange Agent.”

Resales of New Notes

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as:

• the new notes are being acquired in the ordinary course of business;

•      you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the new notes issued to you in the exchange offer;

• you are not our affiliate; and

• you are not a broker-dealer tendering old notes acquired directly from us for your account.

The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any new notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your new notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Please read “Plan of Distribution.”

Please read “The Exchange Offer—Resales of New Notes” for more information regarding resales of the new notes.

Consequences of Not Exchanging Your Old Notes

If you do not exchange your old notes in this exchange offer, you will no longer be able to require us to register your old notes under the Securities Act, except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer your old notes unless we have registered the old notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

For information regarding the consequences of not tendering your old notes and our obligation to file a registration statement, please read “The Exchange Offer—Consequences of Failure to Exchange Outstanding Securities” and “Description of the New Notes.”

Description of the New Notes

The terms of the new notes and those of the outstanding old notes are substantially identical, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. As a result, the new notes will not bear legends restricting their transfer and will not have the benefit of the registration rights and special interest provisions contained in the old notes. The new notes represent the same debt as the old notes for which they are being exchanged. Both the old notes and the new notes are governed by the same indenture.

The following is a summary of the terms of the new notes. It may not contain all the information that is important to you. For a more detailed description of the new notes, please read “Description of the New Notes.”

Issuer	Petrohawk Energy Corporation

Securities Offered

$775.0 million aggregate principal amount of 9.125% Senior Notes due 2013. The new notes are being offered as additional debt securities under the indenture pursuant to which we previously issued the old notes.

Maturity Date	July 15, 2013.

Interest

Interest on the new notes will accrue at the rate of 9.125% per year and will be payable semi-annually on January 15 and July 15 of each year, beginning on January 15, 2007. Interest will accrue from July 12, 2006.

In addition, if:

•     this registration statement is not declared effective on or prior to the 180th day after the original date of issuance of the old notes or if the exchange offer is not consummated on or prior to the 40th day after this registration statement becomes effective,

•     we are obligated to file a shelf registration statement and we fail to do so on or prior to the 30th day after the obligation arises or the shelf registration statement is not declared effective on or prior to the 90th day after the date of filing, or

•     if this registration statement or the shelf registration statement, as the case may be, is declared effective and such registration statement thereafter ceases to be effective or usable (subject to certain exceptions), we agree to pay additional interest in an amount equal to 0.50% per year of the principal amount of old notes for the first 90-day period immediately following a default event, increasing by an additional 0.50% per year with respect to each subsequent 90-day period until all defaults have been cured, up to a maximum additional interest rate of 1.50% per year.

Ranking

The new notes will be our senior unsecured obligations. The new notes will rank equally with all our current and future senior indebtedness. The new notes will rank effectively junior to our secured debt to the extent of the collateral, including secured debt under our existing revolving credit facility.

As of June 30, 2006, on a pro forma basis, after giving effect to our issuance of the old notes and the application of the net proceeds to fund a portion of our payment of cash to KCS stockholders, our repayment of KCS debt and transaction expenses incurred in connection with our merger with KCS, our repurchase of our 2011 notes and repayment in full of our second lien term facility described herein, we had approximately $325.5 million of indebtedness outstanding under our revolving credit facility.

Optional Redemption

On or prior to July 15, 2009, we may redeem up to 35% of the aggregate principal amount of the notes (including the new notes) with the proceeds of certain equity offerings at a redemption price of 109.13% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date. Additionally, prior to July 15, 2010, we may redeem all or part of the notes (including the new notes) at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date plus a make whole premium described in the section “Description of the New Notes—Certain Definitions” and “Description of the New Notes —Optional Redemption.”

On or after July 15, 2010, we may redeem some or all of the notes at any time at the redemption prices listed in the section “Description of the New Notes—Optional Redemption.”

Mandatory Offer to Repurchase

If we experience specific kinds of changes of control or sell certain assets, we must offer to repurchase the notes at the prices listed in the section “Description of the New Notes—Repurchase at the Option of Holders.”

Basic Covenants of Indenture

We will issue the new notes under the indenture, as supplemented, between us, the subsidiary guarantors and U.S. Bank National Association, as trustee. The indenture includes covenants that will restrict our ability and the ability of our restricted subsidiaries to, among other things:

• borrow money;

• pay dividends or make other distributions on stock;

• make investments;

• create liens;

• enter into transactions with affiliates;

• sell assets;

• refinance certain indebtedness we assumed in the KCS merger; and

• merge with or into other companies or transfer all or substantially all our assets.

These limitations are subject to a number of important qualifications and exceptions which are described in “Description of the New Notes —Certain Covenants.”

Events of Default

If there is an event of default on the notes, the principal amount of notes plus accrued and unpaid interest, if any, may be declared immediately due and payable in specified circumstances. Please read “Description of the New Notes—Events of Default and Remedies.”

Guarantees

The notes will be jointly and severally guaranteed on a senior unsecured basis by all of our current subsidiaries. If we cannot make payments on the notes when they are due, the guarantor subsidiaries must make them instead.

Risk Factors

Investing in the new notes involves substantial risk. Please read “Risk Factors” for a discussion of factors you should consider in evaluating an investment in the new notes and in evaluating our business.

RISK FACTORS

You should consider carefully the following factors, as well as the other information set forth or incorporated by reference in the prospectus (including the risks and other disclosure that are presented in our Annual Report on Form 10-K for the year ended December 31, 2005 or other documents filed by us with the SEC, which are incorporated by reference into this prospectus), before deciding to participate in the exchange offer.

Risks Related to the Exchange Offer and the New Notes

If you do not properly tender your old notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will be adversely affected.

We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of old notes. Please read “The Exchange Offer—Procedures for Tendering” and “Description of the New Notes.”

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register any sale of the old notes under the Securities Act. For further information regarding the consequences of tendering your old notes in the exchange offer, please read “The Exchange Offer—Consequences of Failure to Exchange Outstanding Securities.”

You may find it difficult to sell your new notes.

Although the new notes will trade in The PORTAL(SM) Market and will be registered under the Securities Act, the new notes will not be listed on any securities exchange. Because there is no public market for the new notes, you may not be able to resell them.

We cannot assure you that an active market will exist for the new notes or that any trading market that does develop will be liquid. If an active market does not develop or is not maintained, the market price and liquidity of our new notes may be adversely affected. If a market for the new notes develops, they may trade at a discount from their initial offering price. The trading market for the notes may be adversely affected by:

•	changes in the overall market for non-investment grade securities;

•	changes in our financial performance or prospects;

•	the financial performance or prospects for companies in our industry generally;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes; and

•	prevailing interest rates and general economic conditions.

Historically, the market for non-investment grade debt has been subject to substantial volatility in prices. The market for the new notes, if any, may be subject to similar volatility. Prospective investors in the new notes should be aware that they may be required to bear the financial risks of such investment for an indefinite period of time.

Some holders who exchange their old notes may be deemed to be underwriters.

If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Related to Our Indebtedness and the Notes

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements including the revolving credit facility and the indenture that will govern the notes. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our revolving credit facility, the KCS indenture, and the indenture that will govern the notes will restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. See “Description of Other Indebtedness” and “Description of the New Notes.”

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	the lenders under our revolving credit facility could terminate their commitments to loan us money and foreclose against the assets securing their borrowings; and

•	we could be forced into bankruptcy or liquidation, which could result in you losing your investment in the notes.

Covenants in our debt agreements restrict our business in many ways.

The existing KCS indenture which we assumed in connection with the merger with KCS and the indenture governing the notes will contain various covenants that limit our ability and/or our restricted subsidiaries’ ability to, among other things:

•	incur or assume liens or additional debt or provide guarantees in respect of obligations of other persons;

•	issue redeemable stock and preferred stock;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase subordinated debt;

•	make loans, investments and capital expenditures;

•	enter into agreements that restrict distributions from our subsidiaries;

•	sell assets and capital stock of our subsidiaries;

•	enter into certain transactions with affiliates;

•	consolidate or merge with or into, or sell substantially all of our assets to, another person; and

•	enter into new lines of business.

In addition, our revolving credit facility contains restrictive covenants and requires us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those tests. A breach of any of these covenants could result in a default under our revolving credit facility and/or the notes. Upon the occurrence of an event of default under our revolving credit facility, the lenders could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under our revolving credit facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under our revolving credit facility. If the lenders under our revolving credit facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay indebtedness under our revolving credit facility and our other indebtedness, including the notes. See “Description of Other Indebtedness.”

Our borrowings under our revolving credit facility are, and are expected to continue to be, at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease.

If we default on our obligations to pay our indebtedness we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our revolving credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could render us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in the KCS indenture and our revolving credit facility), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our revolving credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our revolving credit facility to avoid being in default. If we breach our covenants under our revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our revolving credit facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness” and “Description of the New Notes.”

The notes and the guarantees will be effectively subordinated to all of our secured debt, and, if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes and the guarantees.

The notes will be general senior unsecured obligations that rank equally in right of payment with all of our existing and future unsubordinated indebtedness. The notes will be effectively subordinated to all our and our subsidiary guarantors’ secured indebtedness to the extent of the value of the assets securing that indebtedness. As of June 30, 2006, on a pro forma basis, after giving effect to our issuance of the old notes and the application of the net proceeds to fund a portion of our payment of cash to KCS stockholders, our repayment of KCS debt and transaction expenses incurred in connection with our merger with KCS, our repurchase of our 2011 notes and repayment in full of our second lien term facility (collectively, the “Transactions”) described herein, we had approximately $325.5 million outstanding under our revolving credit facility and additional availability of approximately $374.5 million (on a $700 million borrowing base). All of those borrowings, together with our hedging obligations, will be secured by substantially all of our assets and will rank effectively senior to the notes and the guarantees. In addition, the indenture governing the notes will, subject to some limitations, permit us to incur additional secured indebtedness, and your notes will be effectively junior to any additional secured indebtedness we may incur.

In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure our secured indebtedness, including our revolving credit facility, will be available to pay obligations on the notes only after all secured indebtedness, together with accrued interest, has been repaid in full from our assets. Our failure to comply with the terms of the revolving credit facility would entitle those lenders to declare all the funds borrowed thereunder, together with accrued interest, immediately due and payable. Such lenders could then seek to foreclose on substantially all of our assets that serve as collateral. In this event, our secured lenders would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the notes. Holders of the notes will participate in our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. The guarantees of the notes will have a similar ranking with respect to secured and unsecured senior indebtedness of the subsidiary guarantors as the notes do with respect to our secured and unsecured senior indebtedness, as well as with respect to any unsecured obligations expressly subordinated in right of payment to the guarantees.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. We may not be able to repurchase the notes upon a change of control because we may not have sufficient funds. Further, we may be contractually restricted under the terms of our revolving credit facility or other future senior indebtedness from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under our revolving credit facility. Our failure to repurchase the notes upon a change of control would cause a default under the indenture and a cross default under our revolving credit facility. Our revolving credit facility also provides that a change of control, as defined in such agreement, will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the notes, and reducing the practical benefit of the offer to purchase provisions to the holders of the notes. Any of our future debt agreements may contain similar provisions.

In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a “Change of Control” under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “Change of Control” as defined in the indenture that would trigger our obligation to repurchase the notes. Therefore, if an event occurs that does not constitute a “Change of Control” as defined in the indenture, we will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event. See “Description of Other Indebtedness” and “Description of the New Notes—Repurchase at the Option of Holders—Change of Control.”

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks described above.

We and our subsidiary guarantors may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiary guarantors from doing so. If we incur any additional indebtedness, including trade payables, that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. This may have the effect of reducing the amount of proceeds paid to you. As of June 30, 2006, on a pro forma basis, after giving effect to the Transactions, we had approximately $325.5 million of secured debt outstanding under our revolving credit facility and additional availability of approximately $374.5 million (on a $700 million borrowing base). If new debt is added to our current debt levels, the related risks that we and our subsidiary guarantors now face could intensify. The subsidiaries that guarantee the notes are also guarantors under our revolving credit facility. See “Description of Other Indebtedness” and “Description of the New Notes.”

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The notes are a new issue of securities for which there is no established public market. We do not intend to have the notes or any exchange notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems, although we expect that they will be eligible for trading in the PORTALSM Market. No party is obligated to make a market in the notes or the exchanges notes. Therefore, we cannot assure you as to the development or liquidity of any trading market for the notes. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of notes;

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the notes for the exchange notes;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

Historically, the market for non investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. Therefore, we cannot assure you that you will be able to sell your notes at a particular time or the price that you receive when you sell will be favorable.

Federal and state fraudulent transfer laws permit a court to void the notes and the guarantees, and, if that occurs, you may not receive any payments on the notes.

The original issuance of the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our subsidiary guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee, and, in the case of (2) only, one of the following is also true:

•	we or any of our subsidiary guarantors were or was insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	payment of the consideration left us or any of our subsidiary guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of our subsidiary guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of ours or such subsidiary guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt and that of our subsidiary guarantors that could result in acceleration of such debt.

Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the subsidiary guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes and the guarantees would not be subordinated to our or any subsidiary guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the applicable subsidiary guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable subsidiary guarantor’s other debt or take other action detrimental to the holders of the notes.

As a holding company, our main source of cash is distributions from our subsidiaries.

We conduct operations primarily through our subsidiaries, and these subsidiaries directly own substantially all of our operating assets. Therefore, our operating cash flow and ability to meet our debt obligations, including the notes, will depend principally on the cash flow provided by our subsidiaries in the form of loans, dividends or other payments to us as an equity holder, service provider or lender. The ability of our subsidiaries to make such payments to us will depend on their earnings, tax considerations, legal restrictions and contractual restrictions imposed by their own indebtedness. Although the indenture for the notes will limit the right of certain of our subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments to us, these limitations are subject to a number of significant qualifications and exceptions. Please read “Description of the Notes—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries.”

Risks Related to Our Business

Oil and natural gas prices are volatile, and low prices could have a material adverse impact on our business.

Our revenues, profitability and future growth and the carrying value of our properties depend substantially on prevailing oil and natural gas prices. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. The amount we will be able to borrow under our revolving credit facility will be subject to periodic redetermination based in part on changing expectations of future prices. Lower prices may also reduce the amount of oil and natural gas that we can economically produce and have an adverse effect on the value of our properties.

Historically, the markets for oil and natural gas have been volatile, and they are likely to continue to be volatile in the future. Among the factors that can cause volatility are:

•	the domestic and foreign supply of oil and natural gas;

•	the ability of members of the Organization of Petroleum Exporting Countries (OPEC) and other producing countries to agree upon and maintain oil prices and production levels;

•	political instability, armed conflict or terrorist attacks, whether or not in oil or natural gas producing regions;

•	the level of consumer product demand;

•	the growth of consumer product demand in emerging markets, such as China;

•	labor unrest in oil and natural gas producing regions;

•	weather conditions, including hurricanes;

•	the price and availability of alternative fuels;

•	the price of foreign imports;

•	worldwide economic conditions; and

•	the availability of liquid natural gas imports.

These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and natural gas. The spot prices for crude oil and natural gas at the close of business on December 31, 2005 were $57.75 per Bbl and $10.075 per MMBtu and on August 30, 2006 were $70.45 per Bbl and $6.29 per MMBtu.

We may not be able to replace production with new reserves through our drilling or acquisition activities.

In general, the volume of production from oil and natural gas properties declines as reserves are depleted. Our reserves will decline as they are produced unless we acquire properties with proved reserves or conduct successful development and exploration activities. Our future oil and natural gas production is highly dependent upon our level of success in finding or acquiring additional reserves. However, we cannot assure you that our future acquisition, development and exploration activities will result in any specific amount of additional proved reserves or that we will be able to drill productive wells at acceptable costs.

The successful acquisition of producing properties requires an assessment of a number of factors. These factors include recoverable reserves, future oil and natural gas prices, operating costs and potential environmental and other liabilities, title issues and other factors. Such assessments are inexact and their accuracy is inherently uncertain. In connection with such assessments, we perform a review of the subject properties that we believe is thorough. However, there is no assurance that such a review will reveal all existing or potential problems or allow us to fully assess the deficiencies and capabilities of such properties. We cannot assure you that we will be able to acquire properties at acceptable prices because the competition for producing oil and natural gas properties is particularly intense at this time and many of our competitors have financial and other resources which are substantially greater than those available to us.

Our bank lenders can limit our borrowing capabilities, which may materially impact our operations.

As of June 30, 2006, on a pro forma basis, after giving effect to the Transactions, our revolving credit facility balance was $325.5 million, and we have $374.5 million of additional available borrowing capacity under our $1 billion revolving credit facility, assuming a borrowing base of $700 million. The borrowing base limitation under our revolving credit facility is semi-annually redetermined. Redeterminations are based upon a number of factors, including commodity prices and reserve levels. The next redetermination date is expected to occur in the fourth quarter of 2006. Upon a redetermination, we could be required to repay a portion of our bank debt. We may not have sufficient funds to make such repayments, which could result in a default under the terms of the loan agreement and an acceleration of the loan. We intend to finance our development, acquisition and exploration activities with cash flow from operations, bank borrowings and other financing activities. In addition, we may significantly alter our capitalization in order to make future acquisitions or develop our properties. These changes in capitalization may significantly increase our level of debt. If we incur additional debt for these or other purposes, the related risks that we now face could intensify. A higher level of debt also increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of debt depends on our future performance which is affected by general economic conditions and financial, business and other factors. Many of these factors are beyond our control. Our level of debt affects our operations in several important ways, including the following:

•	a portion of our cash flow from operations is used to pay interest on borrowings;

•	the covenants contained in the agreements governing our debt limit our ability to borrow additional funds, pay dividends, dispose of assets or issue shares of preferred stock and otherwise may affect our flexibility in planning for, and reacting to, changes in business conditions;

•	a high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes;

•	a leveraged financial position would make us more vulnerable to economic downturns and could limit our ability to withstand competitive pressures; and

•	any debt that we incur under our revolving credit facility will be at variable rates which makes us vulnerable to increases in interest rates.

Our ability to finance our business activities will require us to generate substantial cash flow.

Our business activities require substantial capital. We have budgeted 2006 drilling expenditures of approximately $600 million pro forma for the combined companies for the entire year. We intend to finance our capital expenditures in the future primarily from discretionary cash flow from operations. We cannot be sure that our business will continue to generate cash flow at or above current levels. Future cash flows and the availability of financing will be subject to a number of variables, such as:

•	the level of production from existing wells;

•	prices of oil and natural gas;

•	our results in locating and producing new reserves;

•	the success and timing of development of proved undeveloped reserves; and

•	general economic, financial, competitive, legislative, regulatory and other factors beyond our control.

If we are unable to generate sufficient cash flow from operations to service our debt, we may have to obtain additional financing through the issuance of debt and/or equity. We cannot be sure that any additional financing will be available to us on acceptable terms. The level of our debt financing could also materially affect our operations.

If our revenues were to decrease due to lower oil and natural gas prices, decreased production or other reasons, and if we could not obtain capital through our revolving credit facility or otherwise, our ability to execute our development and acquisition plans, replace our reserves or maintain production levels could be greatly limited.

Drilling wells is speculative, often involves significant costs and may not result in additions to our production or reserves.

Developing and exploring for oil and natural gas reserves involves a high degree of operating and financial risk. The actual costs of drilling, completing and operating wells often exceed our budget for such costs and can increase significantly when drilling costs rise due to a tightening in the supply of various types of oilfield equipment and related services. Drilling may he unsuccessful for many reasons, including title problems, cost overruns, equipment shortages, mechanical difficulties, and faulty assumptions about geological features. Moreover, the drilling of a productive oil or natural gas well does not ensure a profitable investment. Exploratory wells bear a much greater risk of loss than development wells. A variety of factors, including geological and market-related, can cause a well to become uneconomical or only marginally economic. In addition to their cost, unsuccessful wells can hurt our efforts to replace reserves.

Estimates of oil and gas reserves are uncertain and any material inaccuracies in these reserve estimates will materially affect the quantities and the value of our reserves.

This prospectus and the information incorporated by reference contain estimates of our proved oil and natural gas reserves. These estimates are based upon various assumptions, including assumptions required by the

SEC relating to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and natural gas reserves is complex. This process requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will vary from those estimated. Any significant variance could materially affect the estimated quantities and the value of our reserves. Our properties may also be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

At December 31, 2005, approximately 32% of our estimated pro forma proved reserves were undeveloped. Estimates of undeveloped reserves are less certain than estimates of developed reserves. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. The reserve data assumes that we will make significant capital expenditures to develop our reserves. Although we have prepared estimates of these oil and natural gas reserves and the costs associated with development of these reserves in accordance with SEC regulations, we cannot assure you that the estimated costs or estimated reserves are accurate, that development will occur as scheduled or that the actual results will be as estimated.

We depend substantially on the continued presence of key personnel for critical management decisions and industry contacts.

Our success depends upon the continued contributions of our executive officers and key employees, particularly with respect to providing the critical management decisions and contacts necessary to manage and maintain growth within a highly competitive industry. Competition for qualified personnel can be intense, particularly in the oil and natural gas industry, and there are a limited number of people with the requisite knowledge and experience. Under these conditions, we could be unable to attract and retain these personnel. The loss of the services of any of our executive officers or other key employees for any reason could have a material adverse effect on our business, operating results, financial condition and cash flows.

Our business is highly competitive.

The oil and natural gas industry is highly competitive in many respects, including identification of attractive oil and natural gas properties for acquisition, drilling and development, securing financing for such activities and obtaining the necessary equipment and personnel to conduct such operations and activities. In seeking suitable opportunities, we compete with a number of other companies, including large oil and natural gas companies and other independent operators with greater financial resources, larger numbers of personnel and facilities, and, in some cases, with more expertise. There can be no assurance that we will be able to compete effectively with these entities.

Hedging transactions may limit our potential gains and increase our potential losses.

In order to manage our exposure to price risks in the marketing of our oil and natural gas production, we have entered into oil and natural gas price hedging arrangements with respect to a portion of our expected production. We will most likely enter into additional hedging transactions in the future. While intended to reduce the effects of volatile oil and natural gas prices, such transactions may limit our potential gains and increase our potential losses if oil and natural gas prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose us to the risk of loss in certain circumstances, including instances in which:

•	our production is less than expected;

•	there is a widening of price differentials between delivery points for our production and the delivery point assumed in the hedge arrangement; or

•	the counterparties to our hedging agreements fail to perform under the contracts.

Our oil and natural gas activities are subject to various risks which are beyond our control.

Our operations are subject to many risks and hazards incident to exploring and drilling for, producing, transporting, marketing and selling oil and natural gas. Although we may take precautionary measures, many of these risks and hazards are beyond our control and unavoidable under the circumstances. Many of these risks or hazards could materially and adversely affect our revenues and expenses, the ability of certain of our wells to produce oil and natural gas in commercial quantities, the rate of production and the economics of the development of, and our investment in the prospects in which we have or will acquire an interest. Any of these risks and hazards could materially and adversely affect our financial condition, results of operations and cash flows. Such risks and hazards include:

•	human error, accidents, labor force and other factors beyond our control that may cause personal injuries or death to persons and destruction or damage to equipment and facilities;

•	blowouts, fires, hurricanes, pollution and equipment failures that may result in damage to or destruction of wells, producing formations, production facilities and equipment;

•	unavailability of materials and equipment;

•	engineering and construction delays;

•	unanticipated transportation costs and delays;

•	unfavorable weather conditions;

•	hazards resulting from unusual or unexpected geological or environmental conditions;

•	environmental regulations and requirements;

•	accidental leakage of toxic or hazardous materials, such as petroleum liquids or drilling fluids, into the environment;

•	changes in laws and regulations, including laws and regulations applicable to oil and gas activities or markets for the oil and natural gas produced;

•	fluctuations in supply and demand for oil and gas causing variations of the prices we receive for our oil and natural gas production; and

•	the internal and political decisions of OPEC and oil and natural gas producing nations and their impact upon oil and gas prices.

As a result of these risks, expenditures, quantities and rates of production, revenues and cash operating costs may he materially adversely affected and may differ materially from those anticipated by us.

Governmental and environmental regulations could adversely affect our business.

Our business is subject to federal, state and local laws and regulations on taxation, the exploration for and development, production and marketing of oil and natural gas and safety matters. Many laws and regulations require drilling permits and govern the spacing of wells, rates of production, prevention of waste, unitization and pooling of properties and other matters. These laws and regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning our oil and natural gas wells and other facilities. In addition, these laws and regulations, and any others that are passed by the jurisdictions where we have production, could limit the total number of wells drilled or the allowable production from successful wells, which could limit our revenues.

Our operations are also subject to complex environmental laws and regulations adopted by the various jurisdictions in which we have or expect to have oil and natural gas operations. We could incur liability to governments or third parties for any unlawful discharge of oil, natural gas or other pollutants into the air, soil or water, including responsibility for remedial costs. We could potentially discharge these materials into the environment in any of the following ways:

•	from a well or drilling equipment at a drill site;

•	from gathering systems, pipelines, transportation facilities and storage tanks;

•	damage to oil and natural gas wells resulting from accidents during normal operations; and

•	blowouts, hurricanes, cratering and explosions.

Because the requirements imposed by laws and regulations are frequently changed, we cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect our business. In addition, because we acquire interests in properties that have been operated in the past by others, we may be liable for environmental damage caused by the former operators.

We cannot be certain that the insurance coverage maintained by us will be adequate to cover all losses which may be sustained in connection with all oil and gas activities.

We maintain general and excess liability policies, which we consider to be reasonable and consistent with industry standards. These policies generally cover:

•	personal injury;

•	bodily injury;

•	third party property damage;

•	medical expenses;

•	legal defense costs;

•	pollution in some cases;

•	well blowouts in some cases; and

•	workers compensation.

There can be no assurance that this insurance coverage will be sufficient to cover every claim made against us in the future. A loss in connection with our oil and natural gas properties could have a materially adverse effect on our financial position and results of operations to the extent that the insurance coverage provided under our policies cover only a portion of any such loss.

Title to the properties in which we have an interest may be impaired by title defects.

We generally obtain title opinions on significant properties that we drill or acquire. However, there is no assurance that we will not suffer a monetary loss from title defects or title failure. Generally, under the terms of the operating agreements affecting our properties, any monetary loss is to be borne by all parties to any such agreement in proportion to their interests in such property. If there are any title defects or defects in assignment of leasehold rights in properties in which we hold an interest, we will suffer a financial loss.

We may not be able to successfully integrate the businesses of Petrohawk and KCS following the merger with KCS.

The success of the merger with KCS depends in large part upon our ability to integrate our organizations, operations, systems and personnel. The integration of two previously independent companies is a challenging, time-consuming and costly process. We have grown rapidly through recent acquisitions and will be required to integrate our recent acquisitions with KCS. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with suppliers, customers and employees or to achieve the anticipated benefits of the merger with KCS. In addition, successful integration of the companies will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company. It we are not able to integrate our organizations, operations, systems and personnel in a timely and efficient manner, the anticipated benefits of the merger with KCS may not be realized fully or at all or may take longer to realize than expected.

We may be required to take non-cash asset writedowns if natural gas and oil prices decline.

We may be required under full cost accounting rules to write down the carrying value of natural gas and oil properties if natural gas and oil prices decline or if there are substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our exploration results.

We utilize the full cost method of accounting for natural gas and oil exploration and development activities. Under full cost accounting, we are required by SEC regulations to perform a ceiling test each quarter. The ceiling test is an impairment test and generally establishes a maximum, or “ceiling,” of the book value of natural gas and oil properties that is equal to the expected after tax present value (discounted at 10%) of the future net cash flows from proved reserves, including the effect of cash flow hedges, calculated using prevailing natural gas and oil prices on the last day of the period. If the net book value of natural gas and oil properties (reduced by any related net deferred income tax liability and asset retirement obligation) exceeds the ceiling limitation, SEC regulations require us to impair or “writedown” the book value of our natural gas and oil properties. Depending on the magnitude, a ceiling test writedown could significantly reduce income, or produce a loss. As ceiling test computations involve the prevailing natural gas and oil prices on the last day of the quarter, it is impossible to predict the likelihood, timing and magnitude of any future impairments. The book value of our proved natural gas and oil properties increased in 2005 as a function of higher acquisition, exploration and development costs for the year and the increase in future development costs associated with reserves added during the year. To the extent finding and development costs continue to increase, we will become more susceptible to ceiling test writedowns in lower price environments.

Our results of operations could be adversely affected as a result of non-cash goodwill impairments.

We expect to record, in connection with the merger with KCS, approximately $867 million in goodwill. Goodwill represents the excess of the purchase price paid by us for KCS plus liabilities assumed, including deferred taxes recorded in connection with the merger with KCS, over the estimated fair market value of the tangible net assets acquired.

Goodwill is not amortized, but instead must be tested at least annually for impairment by applying a fair value based test. Goodwill is deemed impaired to the extent of any excess of its carrying amount over the residual fair value of the business. Such non-cash impairment could significantly reduce earnings during the period in which the impairment occurs, and would result in a corresponding reduction to goodwill and stockholders’ equity.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical consolidated ratio of earnings to fixed charges for the periods shown:

	Year Ended December 31,								Six Months Ended June 30, 2006
	2001		2002		2003	2004	2005
Ratio of earnings to fixed charges	—	(1)	—	(2)	2.9	3.8	—	(3)	3.9

(1)	Due to our loss in 2001, the ratio coverage was less than 1:1. Additional earnings of $12.6 million would have been necessary to achieve a coverage ratio of 1:1.
(2)	Due to our loss in 2002, the ratio coverage was less than 1:1. Additional earnings of $6.9 million would have been necessary to achieve a coverage ratio of 1:1.
(3)	Due to our loss in 2005, the ratio coverage was less than 1:1. Additional earnings of $25.7 million would have been necessary to achieve a coverage ratio of 1:1.

The following table sets forth our consolidated ratio of earnings to fixed charges for the year ended December 31, 2005, and for the six months ended June 30, 2006, which are shown on a pro forma basis after giving effect to the Transactions:

	Year Ended December 31, 2005		Six Months Ended June 30, 2006

Ratio of earnings to fixed charges	—	(4)	3.8

(1)	Due to our loss in 2005, the ratio coverage was less than 1:1. Additional earnings of $30.9 million would have been necessary to achieve a coverage ratio of 1:1.

The ratio was computed by dividing earnings by fixed charges. For this purpose, “earnings” represent the aggregate of pre-tax income from continuing operations before reorganization items and cumulative effect of accounting change plus fixed charges excluding capitalized interest. “Fixed charges” include interest expensed, capitalized interest, amortization of debt issuance costs and the portion of non-capitalized rental expense deemed to be the equivalent of interest.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement we entered into in connection with the private placement of the old notes. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated in this prospectus, we will receive, in exchange, outstanding old notes in like principal amount. We will cancel all old notes surrendered in exchange for new notes in the exchange offer. As a result, the issuance of the new notes will not result in any increase or decrease in our indebtedness.

The net proceeds from the offering of the sale of the old notes in the initial private placements were approximately $766 million in the aggregate after deducting estimated expenses of the offering. The net proceeds to us from the sale of the old notes was used to finance our acquisition of KCS, to finance our tender offer for 9.875% notes due 2011, and to repay our second lien term loan credit facility. Please read “Prospectus Summary —Recent Developments” for more information on our recent transactions.

DESCRIPTION OF OTHER INDEBTEDNESS

Our indebtedness, other than the new notes and any old notes not exchanged, consists primarily of obligations under our revolving credit facility and the 2012 Notes (as defined below).

Revolving Credit Facility

Certain banks have provided to us a revolving credit facility of up to $1 billion, subject to a borrowing base calculation, which is secured by liens on most of our assets, the stock of our subsidiaries and most of the assets of our subsidiaries. As of June 30, 2006, on a pro forma basis, the borrowing base was $700 million. The borrowing base for our revolving credit facility is determined semi-annually on or about May 1 and November 1, though we and the lenders under our revolving credit facility may request additional borrowing base determinations under certain circumstances. Our obligations under our revolving credit facility are also guaranteed by all of our subsidiaries. Final maturity of our revolving credit facility is July 12, 2010.

As of June 30, 2006, on a pro forma basis, after giving effect to the Transactions, we had outstanding under our revolving credit facility approximately $325.5 million, approximately $37 million of which was drawn to repay amounts under KCS’ credit facilities.

Amounts outstanding under our revolving credit facility will bear interest at a specified margin over LIBOR of 1.00% to 1.75% for Eurodollar loans or at specified margins over the ABR of 0.00% to 0.50% for ABR loans. Such margins fluctuate based on the utilization of the facility relative to the borrowing base as follows:

Usage of Borrowing Base (%)	LIBOR Margin (in basis points)	ABR Margin (in basis points)
Greater or equal to 90%	175	50
Greater or equal to 75%, but less than 90%	150	25
Greater or equal to 50%, but less than 75%	125	0
Less than 50% 100	100	0

Outstanding advances under our revolving credit facility bear interest payable quarterly with respect to ABR loans and at the end of each interest period with respect to Eurodollar loans, except for interest periods for Eurodollar loans of more than three months duration, which are payable at three month intervals. We can repay outstanding debt under our revolving credit facility at any time without penalty or premium, subject to Eurodollar loan related fees which must be paid under certain circumstances.

Our revolving credit facility requires us to maintain certain financial covenants pertaining to minimum current ratio, minimum coverage of interest expense, and a maximum leverage ratio. We may not permit our ratio of consolidated current assets to consolidated current liabilities to be less than 1.00 to 1.00 as of the end of each fiscal quarter. We may not permit our ratio of Total Debt to EBITDA (as defined in our revolving credit facility) for the period of four fiscal quarters immediately preceding the date of determination for which financial statements are available to be greater than 4.0 to 1 .0. Also, we may not permit our ratio of EBITDA (as defined in our revolving credit facility) to Interest Expense (as defined in our revolving credit facility) for the period of four fiscal quarters immediately preceding the date of determination for which financial statements are available to be less than 2.5 to 1.0. In addition, we are subject to various covenants including those limiting dividends and other payments, transactions with affiliates, incurrence of debt, change of control, asset sales, and liens on properties.

2012 Notes

In connection with the merger with KCS, we assumed KCS’ outstanding 7 1/8% senior notes due April 1, 2012 (the “2012 Notes”). As of June 30, 2006, on a pro forma basis, after giving effect to the merger with KCS, we had outstanding an aggregate face value of approximately $275 million of the 2012 Notes. The 2012 Notes bear interest at a rate of 7 1/8% per annum with interest payable semi annually on April 1 and October 1. KCS may redeem the notes at its option, in whole or in part, at any time on or after April 1, 2008 at a price equal to 100% of the principal amount plus accrued and unpaid interest, if any, plus a specified premium which decreases annually from 3.563% in 2008 to 0% in 2010 and thereafter. In addition, at any time prior to April 1, 2007, KCS may redeem up to a maximum of 35% of the aggregate principal amount of the 2012 Notes with the net cash proceeds of one or more equity offerings at a price equal to 107.125% of the principal amount, plus accrued and unpaid interest. The 2012 Notes are senior unsecured obligations and, after we have assumed them, the 2012 Notes will he effectively subordinate to all of our existing and future secured debt, including secured debt under our bank credit facilities, and will rank equal in right of payment to all of our existing and future senior indebtedness.

The 2012 Notes will be jointly and severally and fully and unconditionally guaranteed on a senior unsecured basis by all of our subsidiaries. We have no independent assets or operations apart from the assets and operations of our subsidiaries.

The indenture governing the 2012 Notes contains covenants that are substantially similar to those to be contained in the indenture governing the old notes and the new notes offered hereby.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We sold $775 million in aggregate principal amount at maturity of the old notes in two private offerings, which were completed on July 23, 2006 for $650 million and on July 24, 2006 for $125 million. The old notes were sold to the initial purchasers who in turn resold the notes to a limited number of qualified institutional buyers pursuant to Rule 144A of the Securities Act or offshore investors pursuant to Regulation S of the Securities Act.

In connection with each offering of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes, pursuant to which we agreed to file and to use our reasonable best efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the old notes for the new notes. We are making the exchange offer to fulfill our contractual obligations under the agreements. Copies of the registration rights agreements have been filed as exhibits to the registration statement of which this prospectus is a part.

Pursuant to the exchange offer, we will issue the new notes in exchange for old notes. The terms of the new notes are identical in all material respects to those of the old notes, except that the new notes (1) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the old notes and (2) will not have registration rights or provide for any additional interest related to the obligation to register. Please read “Description of the New Notes” for more information on the terms of the respective notes and the differences between them.

We are not making the exchange offer to, and will not accept tenders for exchange from, holders of old notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term “holder” with respect to the exchange offer means any person in whose name the old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, referred to as DTC, who desires to deliver such old notes by book-entry transfer at DTC.

We make no recommendation to the holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of old notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with the advisers, if any, based on their own financial position and requirements.

In order to participate in the exchange offer, you must represent to us, among other things, that:

•	you are acquiring the new notes in the exchange offer in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes;

•	you do not have and to your knowledge, no one receiving new notes from you has, any arrangement or understanding with any person to participate in the distribution of the new notes;

•	you are not a broker-dealer tendering old notes acquired directly from us for your own account or if you are a broker-dealer, you will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the new notes; and

•	you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Please read “Plan of Distribution.”

Terms of Exchange

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange old notes that are properly tendered at or before the expiration time and not withdrawn as permitted below. As of the date of this prospectus, $775 million aggregate principal amount of old notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of old notes known to us. Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

Our acceptance of the tender of old notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the old notes except that:

•	the new notes being issued in the exchange offer will have been registered under the Securities Act;

•	the new notes being issued in the exchange offer will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	the new notes being issued in the exchange offer will not contain the registration rights contained in the old notes.

Expiration, Extension and Amendment

The expiration time of the exchange offer is 5:00 P.M., New York City time, on November 1, 2006. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date for the offer. The term “expiration time” as used herein means the latest time and date to which we extend the exchange offer. If we decide to extend the exchange offer period, we will then delay acceptance of any old notes by giving oral or written notice of an extension to the holders of old notes as described below. During any extension period, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions described below under “—Conditions to the Exchange Offer.” We may decide to waive any of the conditions in our sole reasonable discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes, file a post-effective amendment to the prospectus and provide notice to you. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the holders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 A.M., New York City time, on the first business day after the previously scheduled expiration time.

Procedures for Tendering

Valid Tender

Except as described below, a tendering holder must, prior to the expiration time, transmit to U.S. Bank National Association, the exchange agent, at the address listed below under the caption “—Exchange Agent”:

•	a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•	if old notes are tendered in accordance with the book-entry procedures listed below, an agent’s message transmitted through DTC’s Automated Tender Offer Program, referred to as ATOP.

In addition, you must:

•	deliver certificates, if any, for the old notes to the exchange agent at or before the expiration time; or

•	deliver a timely confirmation of the book-entry transfer of the old notes into the exchange agent’s account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•	comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

If the letter of transmittal is signed by a person other than the registered holder of old notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The old notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the old notes must be signed exactly as the name of any registered holder appears on the old notes.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder will represent to us that, among other things, the person is not our affiliate, the new notes are being acquired in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Please read “Plan of Distribution.”

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk, and the delivery will be deemed made only upon actual receipt or confirmation by the exchange agent. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. Holders tendering through DTC’s ATOP system should allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such dates.

No old notes, agent’s messages, letters of transmittal or other required documents should be sent to us. Delivery of all old notes, agent’s messages, letters of transmittal and other documents must be made to the exchange agent. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s ATOP system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent’s account. The tender by a holder of old notes, including pursuant to the delivery of an agent’s message through DTC’s ATOP system, will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole reasonable discretion or by the exchange agent, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not validly tendered or any old notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify you of defects or irregularities with respect to tenders of old notes, none of us, the exchange agent, or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

Although we have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not tendered in the exchange offer, we reserve the right, in our sole discretion, to purchase or make offers for any old notes after the expiration date of the exchange offer, from time to time, through open market or privately negotiated transactions, one or more additional exchange or tender offers, or otherwise, as permitted by law, the indenture and our other debt agreements. Following consummation of this exchange offer, the terms of any such purchases or offers could differ materially from the terms of this exchange offer.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the old notes surrendered for exchange are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” meeting the requirements of the registrar for the notes within the meaning of Rule 17Ad-15 under the Exchange Act.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

Delivery of new notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address listed under “—Exchange Agent” at or prior to the expiration time; or

•	comply with the guaranteed delivery procedures described below.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery

If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder’s old notes or other required documents to reach the exchange agent before the expiration time, or the procedures for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•	prior to the expiration time, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a properly and validly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us:

1.	stating the name and address of the holder of old notes and the amount of old notes tendered,

2.	stating that the tender is being made, and

3.	guaranteeing that within three New York Stock Exchange trading days after the expiration time, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Determination of Validity

We will determine in our sole reasonable discretion all questions as to the validity, form and eligibility of old notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular old note not properly tendered or of which our acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the applicable expiration time, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a reasonable period of time.

Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of old notes. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notifications of any defect or irregularity.

Acceptance of Old Notes for Exchange; Issuance of New Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all old notes properly tendered. We will issue the new notes promptly after acceptance of the old notes. For purposes of an exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to that of the surrendered old note. As a result, registered holders of old notes issued in the exchange offer on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes or, if no interest has been paid on the old notes, from July 12, 2006. Old notes that we accept for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Under the registration rights agreement, we may be required to make additional payments in the form of additional interest to the holders of the old notes under circumstances relating to the timing of the exchange offer.

In all cases, issuance of new notes for old notes will be made only after timely receipt by the exchange agent of:

•	certificate for the old notes, or a timely book-entry confirmation of the old notes, into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer. For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.

Interest Payments on the New Notes

The new notes will bear interest from the most recent date to which interest has been paid on the old notes for which they were exchanged. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the old notes.

Withdrawal Rights

Tender of old notes may be properly withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

For a withdrawal to be effective with respect to old notes, the exchange agent must receive a written notice of withdrawal before the expiration time delivered by hand, overnight by courier or by mail, at the address indicated under “—Exchange Agent” or, in the case of eligible institutions, at the facsimile number, or a properly transmitted “Request Message” through DTC’s ATOP system. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including certificate numbers and principal amount of the old notes;

•	contain a statement that the holder is withdrawing its election to have the old notes exchanged;

•	other than a notice transmitted through DTC’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of the old notes in the name of the person withdrawing the tender; and

•	specify the name in which the old notes are registered, if different from that of the depositor.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If old notes have been tendered in accordance with the procedure for book-entry transfer described below, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes.

Any old notes properly withdrawn will be deemed not to have been validly tendered for exchange. New notes will not be issued in exchange unless the old notes so withdrawn are validly re-tendered.

Properly withdrawn old notes may be re-tendered by following the procedures described under “—Procedures for Tendering” above at any time at or before the expiration time.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any old notes for any new notes, and, as described below, may terminate an exchange offer, whether or not any old notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

•	there shall occur a change in the current interpretation by the staff of the SEC which permits the new notes issued pursuant to such exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of the new notes;

•	any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating to the exchange offer;

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with such exchange offer;

•	a banking moratorium shall have been declared by United States federal or New York State authorities;

•	trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended, or a limitation on prices for securities imposed, by order of the SEC or any other governmental authority;

•	an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval we shall, in our sole reasonable discretion, deem necessary for the consummation of such exchange offer; or

•	any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the old notes or the new notes, which in our sole judgment in any case makes it inadvisable to proceed with such exchange offer and/or with such acceptance for exchange or with such exchange.

If any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of such exchange offer in any respect. Please read “—Expiration, Extension and Amendment” above.

If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered old notes to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered old notes until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

We may assert these conditions with respect to the exchange offer regardless of the circumstances giving rise to them. All conditions to the exchange offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived by us before the expiration of the exchange offer. We may waive any condition in whole or in part at any time in our sole reasonable discretion. Our failure to exercise our rights under any of the above circumstances does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time. Any determination by us concerning the conditions described above will be final and binding upon all parties.

If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the old notes, and we will extend the exchange offer for a period of five to ten business days, as required by applicable law, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Resales of New Notes

Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties that are not related to us, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by holders of the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the new notes are acquired in the ordinary course of the holder’s business;

•	the holders have no arrangement or understanding with any person to participate in the distribution of the new notes;

•	the holders are not “affiliates” of ours within the meaning of Rule 405 under the Securities Act; and

•	the holders are not a broker-dealer who purchased old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. The staff of the SEC may not make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange old notes for new notes will be required to represent that it meets the above four requirements.

Any holder who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing new notes or any broker-dealer who purchased old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act:

•	cannot rely on the applicable interpretations of the staff of the SEC mentioned above;

•	will not be permitted or entitled to tender the old notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that the old notes were acquired by it as a result of market-making activities or other trading activities and agree that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. Please read “Plan of Distribution.” A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resales of new notes received in exchange for old notes that the broker-dealer acquired as a result of market-making or other trading activities. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the new notes to be received in the exchange offer.

In addition, to comply with state securities laws, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the new notes to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of new notes in any state where an exemption from registration or qualification is required and not available.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

U.S. BANK NATIONAL ASSOCIATION

By Facsimile for Eligible Institutions: (615) 495-8158 Attention: Specialized Finance	By Mail/Overnight Delivery/Hand: 60 Livingston Avenue St. Paul, MN 55107 Attention: Specialized Finance	Confirm by Telephone: (800) 934-6802

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

The expenses of soliciting tenders pursuant to this exchange offer will be paid by us. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of old notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

Consequences of Failure of Exchange Outstanding Securities

Holders who desire to tender their old notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor us is under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.

Old notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes set forth in the indenture for the notes. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

We do not currently anticipate that we will take any action to register the old notes under the Securities Act or under any state securities laws. Upon completion of the exchange offer, holders of the old notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

Holders of the new notes issued in the exchange offer, any old notes which remain outstanding after completion of the exchange offer and the previously issued notes will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Other

Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

DESCRIPTION OF THE NEW NOTES

We issued the old notes under an indenture, dated as of July 12, 2006, (as supplemented, the “Indenture”), among us, the subsidiary guarantors and U.S. Bank National Association, as trustee (the “Trustee”). We will issue the new notes under the same indenture under which we issued the old notes, and the new notes will represent the same debt as the old notes for which they are exchanged.

The indenture is governed by the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. The registration rights agreement referred to under the caption “—Registration Rights” sets forth the rights holders of the old notes have to require us to register their notes with the SEC.

Old notes that remain outstanding after the completion of the exchange offer, together with the new notes, will be treated as a single class of securities under the Indenture. Otherwise unqualified references herein to “notes” shall, unless the context requires otherwise, include the previously issued notes, the old notes and the new notes, and all references to specified percentages in aggregate principal amount of the notes shall be deemed to mean, at any time after the exchange offer is completed, such percentage in aggregate principal amount of the previously issued notes, the old notes and the new notes then outstanding.

The terms of the new notes will be substantially identical to the terms of the old notes, except that the new notes:

•	will have been registered under the Securities Act;

•	will not be subject to transfer restrictions applicable to the old notes; and

•	will not have the benefit of the registration rights agreement applicable to the old notes.

The following description is a summary of the material provisions of the Indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the registration rights agreement because they, and not this description, define your rights as Holders of these notes. You may request copies of the Indenture and the registration rights agreement at the address set forth under the heading “—Additional Information.”

You can find the definitions of certain capitalized terms used in this description that are not otherwise defined in this description under the subheadings “—Certain Definitions,” and “—Registration Rights.” In this description, the word “Company” refers only to Petrohawk Energy Corporation and not to any of its subsidiaries.

Brief Description of the Notes

The Notes

These notes:

•	will be general unsecured senior obligations of the Company;

•	will be issued in an aggregate principal amount of $775.0 million, subject to the Company’s ability to issue Additional Notes under certain circumstances;

•	will be equal in right of payment to all existing and future senior indebtedness of the Company;

•	will be effectively subordinate in right of payment to any secured indebtedness of the Company to the extent of the collateral, including indebtedness under the Company’s existing revolving credit facility;

•	will be senior in right of payment to any future subordinated indebtedness of the Company;

•	will be unconditionally guaranteed by the Guarantors; and

•	will be eligible for trading on The PORTAL(SM) Market.

The Subsidiary Guarantees

These notes will be jointly and severally guaranteed by each of the Company’s present Restricted Subsidiaries and its future domestic Restricted Subsidiaries.

The Subsidiary Guarantees of these notes:

•	will be general unsecured senior obligations of each Guarantor;

•	will be equal in right of payment to all existing and future senior Indebtedness of each Guarantor;

•	will be effectively subordinate in right of payment to any secured Indebtedness of each Guarantor to the extent of the collateral, including Indebtedness of the Guarantors under the Company’s existing revolving credit facility; and

•	will be senior in right of payment to any future subordinated Indebtedness of each Guarantor.

As of the date of this prospectus, all of the Company’s subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain Definitions—Unrestricted Subsidiary,” the Company will be permitted to designate certain of its subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries will not guarantee these notes.

Principal, Maturity and Interest

The Company issued the old notes with a maximum aggregate principal amount of $775.0 million (the “Initial Notes”). The Company again may issue Additional Notes from time to time after this offering in an unlimited amount, without the consent of the Holders but subject to the provisions of the Indenture described below under the caption “—Certain Covenants—Incurrence of Indebtedness,” provided, however, in no event may the Company issue any Additional Notes if, as a result of any such issuance, the aggregate principal amount of notes outstanding would exceed the maximum aggregate principal amount of notes permitted under the Existing Credit Facilities or any other Credit Facilities, in each case as in effect on the date of such issuance. The Initial Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless otherwise provided or the context otherwise requires, for all purposes of the Indenture and this “Description of the New Notes,” references to the notes include any Additional Notes actually issued.

The Company will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on July 15, 2013.

Interest on the new notes will accrue at the rate of 9.125% per year and will be payable semiannually in arrears on January 15 and July 15, commencing on January 15, 2007. The Company will make each interest payment to the Holders of record of the notes on the immediately preceding January 1 and July 1.

Interest on the new notes will accrue from July 12, 2006. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The interest rate on the old notes is subject to increase if the Company does not file a registration statement relating to the Registered Exchange Offer on a timely basis, if the registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied, all as further described under the caption “—Registration Rights.” All references to interest on the notes shall include any such additional interest that may be payable.

Methods of Receiving Payments on the Notes

If a Holder of not less than $5.0 million aggregate principal amount of any notes has given wire transfer instructions to the Company, the Company will make all principal, premium and interest payments on those notes in accordance with those instructions. All other payments on these notes will be made at the office or agency where notes may be presented for payment (the “Paying Agent”) within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

The Company will make all principal, premium and interest payments on each note in global form registered in the name of The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the Holder of such global note.

Paying Agent and Registrar for the Notes

U.S. Bank National Association will initially act as Paying Agent and registrar. The Company may change the Paying Agent or registrar without prior notice to the Holders of the notes, and the Company or any of its Subsidiaries may act as Paying Agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The Holder of a note will be treated as the owner of it for all purposes.

Subsidiary Guarantees

The Guarantors will jointly and severally guarantee the Company’s obligations under these notes on a senior unsecured basis. The obligations of each Guarantor under its Subsidiary Guarantee will be limited in a manner intended to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable laws, although no assurance can be given that a court would give the Holders the benefit of such a provision. Please read “Risk Factors—Risks Related to Our Indebtedness and the Notes—A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.”

The Company shall not permit a Guarantor to sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person (other than the Company or another Guarantor) unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default (as described below under “—Events of Default and Remedies”) shall have occurred and be continuing; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of that Guarantor under its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; or

(b) an amount equal to the Net Proceeds of such sale or other disposition is applied in accordance with the provisions of the Indenture described under the caption “—Repurchase at the Option of Holders—Asset Sales.”

The Subsidiary Guarantee of a Guarantor will be released in accordance with the applicable provisions of the Indenture:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation), other than to the Company or another Guarantor, if the Company applies the Net Proceeds of that sale or other disposition in accordance with the provisions of the Indenture described under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(2) in connection with any sale or other disposition of all of the Capital Stock of a Guarantor (including by way of merger or consolidation) other than to the Company or another Guarantor, if the Company applies the Net Proceeds of that sale or other disposition in accordance with the provisions of the Indenture described under the caption “—Repurchase at the Option of Holders—Asset Sales;” or

(3) if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture; or

(4) if the Company effects a Legal Defeasance or Covenant Defeasance as described under “—Legal Defeasance or Covenant Defeasance.”.

Please read “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

On or prior to July 15, 2009, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes (including any Additional Notes) originally issued prior to the redemption date under the Indenture at a redemption price of 109.13% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the Net Cash Proceeds of one or more Equity Offerings; provided that

(1) at least 65% in aggregate principal amount of notes (including any Additional Notes) originally issued under the Indenture remain outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Subsidiaries); and

(2) each such redemption must occur within 90 days of the date of the closing of the related Equity Offering.

In addition, at any time prior to July 15, 2010, the Company may redeem all or part of the Notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the sum of:

(i) the principal amount thereof, plus

(ii) accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), plus

(iii) the Make Whole Premium at the redemption date.

Except pursuant to the preceding paragraph, the notes will not be redeemable at the Company’s option prior to July 15, 2010.

On or after July 15, 2010, the Company may redeem all or a part of the notes at any time or from time to time upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

Year	Percentage
2010	104.563%
2011	102.281%
2012	100.000%

Selection and Notice

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

(1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not so listed, on a pro rata basis.

Notes or portions of notes the Trustee selects for redemption shall be in amounts of $1,000 or a whole multiple of $1,000. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the outstanding note will be issued in the name of the Holder thereof upon cancellation of the outstanding note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

Except as provided under “—Escrow of Proceeds; Special Mandatory Redemption”, the Company is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Company may be required to offer to purchase notes as described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Asset Sales.” The Company may at any time and from time to time purchase notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Company will offer a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of notes to be repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date (the “Change of Control Payment Date”) specified in such notice, which date will be no earlier than 30 days nor later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described herein, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of the Company’s compliance with such securities laws or regulations.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail to each Holder of notes so tendered and not withdrawn the Change of Control Payment for such tendered Notes, with such payments to be made through the facilities of DTC for all Notes in global form, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, by such Holder; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

If the Change of Control Payment Date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a note is registered at the close of business on such record date, and no other interest will be payable to Holders who tender pursuant to the Change of Control Offer.

The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company’s existing bank credit facility, as amended, currently includes a covenant prohibiting certain change of control events with respect to the Company. Any future credit agreements or other agreements to which the Company becomes a party may contain similar restrictions and provisions or require the repurchase of the Indebtedness thereunder upon a Change of Control. The occurrence of a Change of Control would result in a default under the bank credit facility and may cause a default under other Indebtedness of the Company and its Subsidiaries, and give the lenders thereunder the right to require the Company to repay obligations outstanding thereunder. Moreover, the exercise by Holders of their right to require the Company to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. The Company’s ability to repurchase notes following a Change of Control also may be limited by the Company’s then existing financial resources.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Equity Interests or other assets issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement or similar agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted within 120 days by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

Within the later of (x) one year after the date of receipt of any Net Proceeds from an Asset Sale and (y) six months after the date of an agreement entered into within such one-year period committing the Company to make an acquisition or expenditure referred to in clauses (2) or (3) below, the Company may apply such Net Proceeds at its option, in any one or more of the following:

(1) to permanently repay, prepay, redeem or repurchase the Senior Debt of the Company or any Guarantor, and cause any related loan commitment to be permanently reduced in an amount equal to the principal amount so repaid, prepaid, redeemed or repurchased;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, a Company principally engaged in the Oil and Gas Business or to acquire additional Capital Stock in any Person that at such time is a Restricted Subsidiary; or

(3) to make capital expenditures or to acquire properties or assets, in each case that are used or useful in the Oil and Gas Business.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company will make an offer (the “Asset Sale Offer”) to all Holders of notes and, to the extent required by the terms thereof, all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount (or accreted value in the case of any such other pari passu Indebtedness issued with a significant original issue discount) plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis, on the basis of the aggregate principal amounts (or accreted values) tendered in round denominations (which in the case of the notes will be denominations of $1,000 principal amount or multiples thereof). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

If the Asset Sale Offer purchase date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a note is registered at the close of business on such record date, and no other interest will be payable to holders who tender notes pursuant to the Asset Sale Offer.

The Company will publicly announce the results of the Asset Sale Offer or as soon as practicable after the date such Asset Sale Offer is completed.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described herein, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of the Company’s compliance with such securities laws or regulations.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment by the Company or any Restricted Subsidiary in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity or scheduled sinking fund payment, any Subordinated Indebtedness of the Company or any Guarantor, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Investment other than a Permitted Investment (all such payments and other actions set forth in clauses (1) through (3) above and this clause (4) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (9), (11) and (12) of the next succeeding paragraph, but including Restricted Payments permitted by clauses (1), (5), (8) and (10) of such paragraph), is less than the sum, without duplication, of

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the full fiscal quarter during which the Issue Date falls to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate Net Cash Proceeds and 100% of the Fair Market Value of securities or other property other than cash (including Capital Stock of Persons engaged in the Oil and Gas Business that become Restricted Subsidiaries or assets used in the Oil and Gas Business) received by the Company since the Issue Date from the issue or sale of Equity Interests of the Company (other than Disqualified Stock), other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company and other than an issuance or sale pursuant to the KCS Merger Agreement or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees; plus

(c) the amount by which Indebtedness is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (plus the amount of any accrued interest then outstanding on such Indebtedness to the extent the obligation to pay such interest is extinguished less the amount of any cash, or the Fair Market Value of any property (as determined in good faith by an officer of the Company), distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(d) an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that to the extent the foregoing sum exceeds, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary, such excess shall not be included in this clause (d) unless the amount represented by such excess has not been and will not be taken into account in one of the foregoing clauses (a)-(c); plus

(e) $20.0 million.

The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture (and such payment shall be deemed to be paid on the date of payment for purposes of any calculation required by this covenant);

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company or any Restricted

Subsidiary in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such Net Cash Proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase, retirement or other acquisition of any Subordinated Indebtedness of the Company or any Guarantor with the Net Cash Proceeds from an incurrence of any Permitted Refinancing Indebtedness permitted to be incurred under the caption “—Incurrence of Indebtedness;”

(4) the payment of any dividend or other distribution by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

(5) so long as no Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any employees, former employees, directors or former directors of Company or any of its Restricted Subsidiaries (or heirs, estates or other permitted transferees of such employees or directors) pursuant to any agreements (including employment agreements), management equity subscription agreement or stock option agreements or plans (or amendments thereto), approved by the Board of Directors, under which such individuals purchase or sell or are granted the right to purchase or sell shares of Capital Stock; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2.0 million in any twelve-month period;

(6) so long as no Default has occurred and is continuing, loans or advances to employees of the Company or employees or directors of any Subsidiary of the Company, in each case as permitted by Section 402 of the Sarbanes-Oxley Act of 2002, the proceeds of which are used to purchase Capital Stock of the Company, or to refinance loans or advances made pursuant to this clause (6), in an aggregate amount not in excess of $1.0 million at any one time outstanding;

(7) repurchases or other acquisitions for value of Capital Stock deemed to occur upon the exercise or exchange of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise or exchange price thereof or made in lieu of withholding taxes in connection with any such exercise or exchange; provided, however, that the aggregate amount of such repurchases, redemption or acquisitions to satisfy federal income tax obligations shall not exceed $2.0 million in any twelve-month period;

(8) so long as no Default has occurred and is continuing, upon the occurrence of a Change of Control or an Asset Sale and within 60 days after the completion of the offer to repurchase the notes under the covenants described under “—Repurchase at the Option of Holders—Change of Control” or “—Asset Sales” above (including the purchase of all notes tendered), any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Indebtedness required under the terms thereof as a result of such Change of Control or Asset Sale at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any, provided that, in the notice to Holders relating to a Change of Control or Asset Sale hereunder, the Company shall describe this clause (8); or

(9) so long as no Default has occurred or is continuing, the purchase by the Company of fractional shares arising out of stock dividends, splits or business combinations.

(10) payments to dissenting stockholders (x) pursuant to applicable law or (y) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the Indenture; or

(11) payments made by any Person other than the Company or any Restricted Subsidiary to the stockholders of the Company in connection with or as part of (a) a merger or consolidation of the Company with or into such Person or a subsidiary of such Person, or (b) a merger of a subsidiary of such Person into the Company.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued at the time of such Restricted Payment by this covenant shall be evidenced by an officers’ certificate which shall be delivered to the Trustee not later than five Business Days following the date of the making of any Restricted Payment. Such officers’ certificate shall state that such Restricted Payment is permitted, together with a copy of any related resolution of the Board of Directors.

For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in clauses (11)-(12) above, the Company, in its sole discretion, may order and classify such Restricted Payment in any manner in compliance with this covenant.

In computing Consolidated Net Income under clause (3)(a) above, (1) the Company shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (2) the Company shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination.

Incurrence of Indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt); provided, however, that the Company and any Guarantor may incur Indebtedness (including Acquired Debt), if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.5 to 1, determined on a pro forma basis (including a pro forma application of the Net Cash Proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1) the incurrence by the Company and any Guarantor of the Indebtedness under Credit Facilities; provided that the aggregate principal amount of all Indebtedness of the Company and the Guarantors outstanding at any time under this clause (1) under all Credit Facilities after giving effect to such incurrence does not exceed an amount equal to the greater of (a) $775.0 million less the aggregate amount of all permanent principal repayments since the Issue Date under a Credit Facility that are made under clause (1) of the second paragraph of the covenant described under “—Repurchase at the Option of Holders—Asset Sales” and (b) 20% of ACNTA as of the date of such incurrence;

(2) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness (other than Indebtedness described under clause (1), (3) or (6) of this paragraph);

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by (a) the Initial Notes and the Subsidiary Guarantees, and (b) any notes issued pursuant to the Registration Rights Agreement in exchange for the notes, and any Subsidiary Guarantees related thereto;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Non-Recourse Purchase Money Indebtedness;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the Net Cash Proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4) or this clause (5) of this paragraph;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) (i) if the Company is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes, and (ii) if a Guarantor is the obligor of such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations of such Guarantor with respect to its Subsidiary Guarantee; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause;

(7) in-kind obligations relating to net oil and natural gas balancing positions arising in the ordinary course of business;

(8) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock, in the form of additional shares of the same class of Disqualified Stock;

(9) any obligations in respect of completion bonds, performance bonds, bid bonds, appeal bonds, surety bonds, bankers acceptances, letters of credit, insurance obligations or bonds and other similar bonds and obligations incurred by the Company or any Restricted Subsidiary in the ordinary course of business and any guaranties or letters of credit functioning as or supporting any of the foregoing bonds or obligations;

(10) any obligation (including deferred premiums) under Interest Rate Agreements, Currency Agreements and Commodity Agreements; provided, that such Interest Rate Agreements, Currency Agreements and Commodity Agreements are related to business transactions of the Company or its Restricted Subsidiaries and are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company);

(11) any obligation arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, guarantee, adjustment of purchase price, holdback, contingency payment obligation based on the performance of the acquired or disposed asset or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, asset or Capital Stock of a Restricted Subsidiary;

(12) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of incurrence; and

(13) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in addition to Indebtedness permitted by clauses (1) through (12) above or the first paragraph above in an aggregate principal amount (or accrued value, as applicable) at any time outstanding not to exceed $30.0 million.

For purposes of determining compliance with this “Indebtedness” covenant:

(1) in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness (or any portion thereof) on the date of its incurrence in any manner that complies with this covenant, and only be required to include the amount and type of such Indebtedness in one of such clauses;

(2) all Indebtedness outstanding on the date of the Indenture under the Credit Facilities shall be deemed initially incurred on the Issue Date under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (2) of the second paragraph of this covenant;

(3) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4) if obligations in respect of letters of credit are incurred pursuant to the Credit Facility and are being treated as incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(5) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(6) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and

(7) Indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary shall be deemed to have been incurred by the Company and the Restricted Subsidiary at the time such Person becomes a Restricted Subsidiary.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Permitted Refinancing Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien on any property or asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, to secure (a) any Indebtedness of the Company unless prior to, or contemporaneously therewith, the notes are equally and ratably secured for so long as such other Indebtedness is so secured, or (b) any Indebtedness of any Guarantor, unless prior to, or contemporaneously therewith, the Subsidiary Guarantee of such Guarantor is equally and ratably secured for so long as such other Indebtedness is so secured; provided, however, that if such Indebtedness is expressly subordinated to the notes or a Subsidiary Guarantee, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the notes or such Subsidiary Guarantee, as the case may be, with the same relative priority as such Indebtedness has with respect to the notes or such Subsidiary Guarantee.

Dividend and other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on its Capital Stock to the Company or any of the Company’s Restricted Subsidiaries, or pay any Indebtedness owed to the Company or any of the Company’s Restricted Subsidiaries;

(b) make loans or advances to the Company or any of the Company’s Restricted Subsidiaries; or

(c) transfer any of its properties or assets to the Company or any of the Company’s Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements existing on the Issue Date, including the Existing Credit Facilities as in effect on the Issue Date;

(2) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(3) any agreement for the sale or other disposition of Capital Stock or assets of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending such sale or other disposition;

(4) any amendment, restatement, modification, supplement, extension, renewal, refunding, replacement or refinancing of Indebtedness referred to in clauses (1) or (2), provided that the encumbrances or restrictions contained in the agreements governing the foregoing are not materially more restrictive, taken as a whole, than those contained in the agreements governing such Indebtedness;

(5) restrictions on cash or other deposits by parties under agreements entered into in the ordinary course of the Oil and Gas Business of the types described in the definition of Permitted Business Investments; and

(6) with respect to clause (c) of the preceding paragraph only, any of the following encumbrances or restrictions:

(a) customary non-assignment or consent provisions in leases entered into in the ordinary course of business;

(b) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired;

(c) Permitted Liens or Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “—Liens” that limit the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(d) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale;

(e) customary restrictions on the subletting, assignment or transfer of any property or asset that is subject to a lease, license, sub-license or similar contract, or the assignment or transfer of any such lease, license, sub-license or other contract; and

(f) customary restrictions on the disposition or distribution of assets or property in agreements entered into in the ordinary course of the Oil and Gas Business of the types described in the definition of Permitted Business Investments.

Merger, Consolidation or Sale of Assets

The Company may not: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as whole, in one or more related transactions, to another Person, unless:

(1) either:

(a) the Company is the surviving corporation; or

(b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the notes, the Indenture and the Registration Rights Agreement pursuant to a supplemental indenture reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Certain of Indebtedness.”

For purposes of this covenant, the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, which properties or assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties or assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties or assets of the Company.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Clause (4) of this “Merger, Consolidation, or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries that are Guarantors.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained at the time of such transaction in arm’s-length dealings by the Company or such Restricted Subsidiary with a Person who is not an Affiliate; and

(2) (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a majority of the disinterested members of the Board of Directors have determined that the criteria set forth in clause (1) are satisfied with respect to such Affiliate Transaction(s) and have approved such Affiliate Transaction(s), as evidenced by a resolution delivered to the Trustee and certified by an officers’ certificate as having been adopted by the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Company delivers to the Trustee a written opinion that such Affiliate Transaction(s) is fair, from a financial point of view, to the Company and its Restricted Subsidiaries, taken as a whole, or that such Affiliate Transaction(s) is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who is not an Affiliate, in either such case issued by an accounting, appraisal or investment banking firm of national standing that is not an Affiliate of the Company.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement or other employee compensation plan or arrangement existing on the Issue Date or thereafter entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) Restricted Payments that, in each case, are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments;”

(4) loans or advances to employees, officers or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries, in each case only as permitted by Section 402 of the Sarbanes-Oxley Act of 2002, but in any event not to exceed $1.0 million in the aggregate outstanding at any one time;

(5) indemnities of officers, directors and employees of the Company or any Restricted Subsidiary consistent with applicable charter, bylaw or statutory provisions; and

(6) the payment of reasonable and customary fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any Subsidiary.

Additional Subsidiary Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary (other than Foreign Subsidiaries) after the Issue Date, then that newly acquired or created Restricted Subsidiary must become a Guarantor by executing a supplemental indenture satisfactory to the Trustee and deliver an Opinion of Counsel to the Trustee as provided in the Indenture.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business, except to such extent as would not be material in the opinion of the Board of Directors (which opinion shall be reasonable and made in good faith) to the Company and its Restricted Subsidiaries taken as a whole.

Reports

Whether or not required by the Commission, so long as any notes are outstanding, the Company will furnish to the Holders of notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a section on

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent public accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clause (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing).

In addition, the Company agrees that, for so long as any notes remain outstanding, if at any time it is not required to file with the Commission the reports required by the preceding paragraphs, it will furnish to holders of notes and to prospective investors, upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

2012 Notes

If the Company or any of its Subsidiaries refinances, replaces or refunds all or any part of the 2012 Notes on or before the first anniversary of the Issue Date by issuing new Indebtedness in exchange for the 2012 Notes, or by using the Net Cash Proceeds of such new Indebtedness to refinance, replace or refund the 2012 Notes, then:

•	unless such new Indebtedness is Subordinated Indebtedness, the interest rate then prevailing on the Notes shall increase by 0.125%, effective as of the date of such refinancing, replacement or refunding of the 2012 Notes; and

•	if such new Indebtedness is also to be secured by any Lien on any asset or property of the Company or any Subsidiary, then prior to, or contemporaneously with, the incurrence of such new Indebtedness, the Company shall secure the Notes equally and ratably with such new Indebtedness for so long as it is so secured.

This covenant will terminate and be of no further effect if a Change of Control described in clause (1), (3) or (5) of the definition thereof shall occur prior to any refinancing, replacing or refunding of all or any part of the 2012 Notes.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in payment when due of the principal of or premium, if any, on the notes;

(3) failure by the Company to comply with the provisions described under the caption “—Certain Covenants —Merger, Consolidation or Sale of Assets;”

(4) failure by the Company or any of its Restricted Subsidiaries to comply for 30 days after receipt of written notice from the Trustee or the Holders of 25% in principal amount of the notes with the provisions described under the captions “—Redemption at the Option of Holders—Change of Control” and “—Asset Sales” and “—Certain Covenants—Restricted Payments,” “—Incurrence of Indebtedness,” “—Liens,” “—Dividend and Other Payment Restrictions Affecting Subsidiaries,” “—Transactions with Affiliates,” “—Additional Subsidiary Guarantees,” “—Business Activities” and “—Reports;”

(5) failure by the Company for 60 days after receipt of written notice from the Trustee or the Holders of 25% in principal amount of the notes to comply with any of its other agreements in the Indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more (the “cross-acceleration provision”); provided, however, that if any such Payment Default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of thirty (30) days from the continuation of such Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(7) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million (net of any amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment provisions”);

(8) any Subsidiary Guarantee of a Guarantor shall be held in any judicial proceeding to be unenforceable or invalid or, except as permitted by the Indenture, shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee (the “guarantee default provision”), in each case with respect to any Guarantor that is also a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary; and

(9) certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary that is also a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary (the “bankruptcy provision”).

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. Under certain circumstances, the Holders of a majority in principal amount of the then outstanding notes may rescind an acceleration with respect to the notes and its consequences.

Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the notes or a Default or Event of Default in respect of a provision that under “—Amendment, Supplement and Waiver” below cannot be amended without the consent of each Holder affected.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, member, partner or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the notes, the Indenture, the Subsidiary Guarantees, the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver and release may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and the Indenture and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to terminate its obligations under “—Repurchase at the Option of Holders—Change of Control” and “—Asset Sales” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Merger, Consolidation or Sale of Assets”), the operation of the cross-acceleration provision, the judgment provision, the guarantee default provision and (with respect only to Significant Subsidiaries) the bankruptcy provisions described under “—Events of Default and Remedies” above and the limitations contained in clause (4) of the first paragraph under “—Certain Covenants—Merger, Consolidation or Sale of Assets” above (“Covenant Defeasance”) and certain other covenants or obligations of the Company set forth in the Indenture, and thereafter any omission to comply with such obligations or provisions will not constitute a Default or Event of Default.

The Company may exercise its Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option. If the Company exercises its Legal Defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its Covenant Defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clauses (4), (5), (6), (7) (8) or (with respect only to Significant Subsidiaries) (9) under “—Events of Default and Remedies” above or because of the failure of the Company to comply with clause (4) of the first paragraph under “—Certain Covenants—Merger, Consolidation or Sale of Assets” above. If the Company exercises its Legal Defeasance or Covenant Defeasance option, each Guarantor will be released from its obligations with respect to its Subsidiary Guarantee.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to Stated Maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) the Company must deliver to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(8) the Company must deliver to the Trustee an officers’ certificate and an Opinion of Counsel, stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Company may discharge its obligations under the Indenture while notes remain outstanding if (a) all outstanding notes have been delivered for cancellation, (b) all outstanding notes have become due and payable at their scheduled maturity or (c) all outstanding notes are scheduled for redemption, and the Company has deposited with the Trustee an amount sufficient to pay and discharge all outstanding notes, not previously delivered for cancellation, on the date of their scheduled maturity or the scheduled date of redemption.

Amendment, Supplement and Waiver

Except as provided below, the Indenture, the notes and Subsidiary Guarantees may be amended with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the Indenture, the notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes).

Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes or a Default or Event of Default in respect of a provision that cannot be amended without the consent of each Holder affected;

(5) make any note payable in a currency other than that stated in the notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of or premium, if any, or interest on the notes (except as permitted by clause (7) below);

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) modify any Subsidiary Guarantee in any manner adverse to Holders of the notes or release any Guarantor from its obligations under its Subsidiary Guarantee except in accordance with the terms of the Indenture;

(9) make any change in the ranking of the notes or the Subsidiary Guarantees in a manner adverse to the Holders of the notes or the Subsidiary Guarantees; or

(10) make any change in the preceding amendment, supplement and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the notes or the Subsidiary Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or a Guarantor’s properties or assets in compliance with the Indenture;

(4) to add or release Guarantors in compliance with the Indenture;

(5) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the Indenture of any such Holder; provided, however, that any change to the indenture to conform it to this “Description of the Notes” shall not be deemed to adversely affect such legal rights;

(6) to secure the notes, including pursuant to the requirements of the covenant described above under the caption “—Certain Covenants—Liens;”

(7) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

(8) to provide for the issuance of Exchange Notes or Additional Notes.

Concerning the Trustee

If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest after a Default has occurred and is continuing it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense as provided in the Indenture.

Governing Law

The Indenture, the notes and the Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Petrohawk Energy Corporation, 1100 Louisiana, Suite 4400, Houston, Texas 77002, Attention: Corporate Secretary.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“ACNTA” means (without duplication), as of the date of determination:

(a) the sum of:

(i) discounted future net revenue from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the Company’s most recently completed fiscal year, which reserve report is prepared or reviewed by independent petroleum engineers, as increased by, as of the date of determination, the discounted future net revenue of:

(A) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such year-end reserve report, and

(B) estimated crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior year end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such year-end reserve report, in the case of the determination made under each of clauses (A) and (B) above, calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the discounted future net revenue attributable to

(C) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report produced or disposed of since the date of such year-end reserve report, and

(D) reductions in the estimated crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report since the date of such year-end reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report);

provided, however, that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company’s engineers, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change, then such increases and decreases in the discounted future net revenue shall be confirmed in writing by an independent petroleum engineer;”

(ii) the capitalized costs that are attributable to crude oil and natural gas properties of the Company and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements;

(iii) the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements; and

(iv) the greater of (I) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers within the immediately preceding 12 months, of other tangible assets of the Company and its Restricted Subsidiaries (provided that the Company shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed);

minus

(b) to the extent not otherwise taken into account in the immediately preceding clause (a), the sum of:

(i) minority interests;

(ii) any net gas or other balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited financial statements;

(iii) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves subject to participation interests, royalty interests, overriding royalty interests, net profits interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

(iv) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(v) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (a)(i) (utilizing the same prices utilized in the Company’s year-end reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, ACNTA will continue to be calculated as if the Company were still using the full cost method of accounting.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition (including, without limitation, by means of a sale and leaseback transaction) of any assets, including, without limitation, any sale of hydrocarbons or other mineral products as a result of the creation of Production Payments and Reserve Sales (other than Production Payments and Reserve Sales created or sold in connection with the financing of, and within 90 days after, the acquisition of the properties subject thereto); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control”, and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions described above under the caption “—Certain Covenants—Asset Sales”; and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary).

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that: (a) involves assets having a Fair Market Value of less than $2.0 million; or (b) results in Net Proceeds to the Company and its Restricted Subsidiaries of less than $2.0 million;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4) a disposition of cash or Cash Equivalents;

(5) a Permitted Investment or a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments;”

(6) a disposition of oil, natural gas or other hydrocarbons or other mineral products in the ordinary course of business of the oil and gas production operations of the Company and its Subsidiaries;

(7) any abandonment, relinquishment, farm-in, farm-out, lease and sub-lease of developed and/or undeveloped properties made or entered into in the ordinary course of business, but excluding any disposition as a result of the creation of a Production Payment and Reserve Sale;

(8) the provision of services, equipment and other assets for the operation and development of the Company’s and its Restricted Subsidiaries’ oil and natural gas wells, in the ordinary course of the Company’s and its Restricted Subsidiaries’ Oil and Gas Business, notwithstanding that such transactions may be recorded as asset sales in accordance with full cost accounting guidelines;

(9) the creation or perfection of a Lien (but not the sale or other disposition of any asset subject to such Lien);

(10) the trade or exchange (“Permitted Asset Exchange”) by the Company or any Restricted Subsidiary of any crude oil or natural gas property or interest therein owned or held by the Company or such Restricted Subsidiary for (a) any crude oil or natural gas property or interest therein owned or held by another Person or (b) the Capital Stock of another Person that becomes a Restricted Subsidiary as a result of such trade or exchange or the Capital Stock of another Person that is a joint venture, partnership or other similar entity, in each case all or substantially all of whose assets consist of crude oil or natural gas properties, including in the case of either of clauses (a) or (b), any cash or cash equivalents necessary in order to achieve an exchange of equivalent value; provided, however, that the value of the property or Capital Stock received by the Company or any Restricted Subsidiary in such trade or exchange (including any cash or cash equivalents) is at least equal to the Fair Market Value of the property (including any cash or cash equivalents) so traded or exchanged;

(11) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(12) any assignment of an overriding royalty or net profits interest to an employee or consultant of the Company or any of its Restricted Subsidiaries in the ordinary course of business in connection with the generation of prospects or the development of oil and natural gas projects; and

(13) the sale or other disposition (whether or not in the ordinary course of business) of oil and gas properties, provided at the time of such sale or other disposition such properties do not have associated with them any proved reserves.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability of a Person in respect of a capital lease that would at that time be required to be capitalized on a balance sheet of such Person in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation (other than any debt security convertible into an equity interest) that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(3) demand accounts, time deposit accounts, certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $250.0 million and a Thomson BankWatch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. (or its successor) or Standard & Poor’s Ratings Service (or its successor) and in each case maturing within 270 days after the date of acquisition;

(6) deposits and certificates of deposit with any commercial bank not meeting the qualifications specified in clause (3) above, provided all such deposits do not exceed $1.0 million in the aggregate at any one time; and

(7) money market or other mutual funds substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole;

(2) the adoption by the Board of Directors of a plan of liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of the Company, measured by voting power rather than number of shares;

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance.

“Commodity Agreement” means any oil or natural gas hedging agreement and other agreement or arrangement entered into in the ordinary course of business and designed to protect the Company or any Restricted Subsidiary against fluctuations in oil or natural gas prices.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1) the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Subsidiary thereof;

(2) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles;

(4) any write-downs of non-current assets; provided, however, that any “ceiling limitation” write-downs under SEC guidelines shall be treated as capitalized costs, as if such write-downs had not occurred;

(5) any unrealized non-cash gains or losses or charges in respect of hedge or non-hedge derivatives (including those resulting from the application of FAS 133);

(6) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(7) any extraordinary or non-recurring gain (or loss), together with any related provision for taxes on such extraordinary or non-recurring gain (or loss); and

(8) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election, appointed or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination, appointment or election.

“Credit Facilities” means, with respect to the Company or any Guarantor, one or more debt facilities or commercial paper facilities (including, without limitation, the Existing Credit Facilities), in each case with banks or other lenders in the business of providing loans of the types described hereinafter, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or letter of credit guarantees, in each case, as amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Currency Agreements” means, at any time as to the Company and its Restricted Subsidiaries, any foreign currency exchange agreement, option or future contract or other similar agreement or arrangement entered into in the ordinary course of business and designed to protect against or manage the Company or any of its Restricted Subsidiaries’ exposure to fluctuations in foreign currency exchange rates.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, for any consideration other than Capital Stock pursuant to a sinking fund obligation or otherwise, or is redeemable for any consideration other than Capital Stock at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Dollar-Denominated Production Payments” mean production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“EBITDA” means, with respect to any Person for any period, without duplication, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with aspect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Interest Rate Agreements), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, depletion, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period other than non-cash charges resulting from the application of FAS 143) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP; minus

(5) (to the extent included in determining Consolidated Net Income) the sum of

(a) the amount of deferred revenues that are amortized during the period and are attributable to reserves that are subject to Volumetric Production Payments; and

(b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation, depletion and amortization and other non-cash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Equity Interests” mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means:

(1) any underwritten public offering of common stock of the Company registered under the Securities Act (other than on Form S-8 or any successor thereto) and other than any issuance of securities under any benefit plan of the Company; and

(2) any unregistered offering of common stock of the Company, so long as, at the time of the consummation thereof, the Company has a class of common equity securities registered pursuant to Section 12(b) or 12(g) under the Exchange Act.

“Existing Credit Facilities” means the senior secured revolving credit facility of the Company under the Second Amended and Restated Senior Revolving Credit Agreement, dated as of the Issue Date by and among the Company and the commercial lending institution that are agents and lenders thereunder.

“Existing Indebtedness” means Indebtedness outstanding on the Issue Date.

“Fair Market Value” means, with respect to any Asset Sale (or Permitted Asset Exchange) or Restricted Payment (or Investment or Permitted Investment), the price that would be negotiated in an arm’s-length transaction between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by:

(1) if the value of such Asset Sale (or Permitted Asset Exchange having a value of more than $2.0 million) or Restricted Payment (or Investment or Permitted Investment) is less than $10.0 million, an officer of the Company, as evidenced by an officers’ certificate delivered to the Trustee; and

(2) if the value of such Asset Sale (or Permitted Asset Exchange) or Restricted Payment (or Investment or Permitted Investment) is $10.0 million or greater, the Board of Directors of the Company, as evidenced by a board resolution delivered to the Trustee in the form of an officers’ certificate.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the EBITDA of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, redeems or repays any Indebtedness (other than revolving credit borrowings unless the commitments to lend associated with such revolving credit borrowings are permanently reduced or canceled) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, redemption or repayment of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period;

(2) the EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized, including, without limitation, original issue discount, non-cash interest payments (other than amortization of debt issuance costs), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts, and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Interest Rate Agreements; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company.

“Foreign Subsidiary” means any Restricted Subsidiary incorporated or organized under the laws of a foreign jurisdiction and having substantially all its operations outside the United States of America.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements, and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantee” means, without duplication, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any other obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment therefor to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means each Subsidiary that executes the Indenture as an initial Subsidiary Guarantor, any Restricted Subsidiary of the Company that becomes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under Currency Agreements, Interest Rate Agreements and Commodity Agreements.

“Holder” means a person in whose name a note is registered on the registrar’s books.

“Indebtedness” means, with respect to any specified Person, without duplication,

(a) all obligations of such Person, whether or not contingent, in respect of:

(i) the principal of and premium, if any, in respect of outstanding (A) Indebtedness of such Person for money borrowed and (B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of sale and leaseback transactions entered into by such Person;

(iii) the deferred purchase price of property, which purchase price is due more than six months after the date of taking delivery of title to such property, including all obligations of such Person for the deferred purchase price of property under any title retention agreement, but excluding accrued expenses and trade accounts payable arising in the ordinary course of business; and

(iv) the reimbursement obligation of any obligor for the principal amount of any letter of credit, banker’s acceptance or similar transaction (excluding obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(b) all net obligations in respect of Currency Agreements, Interest Rate Agreements and Commodity Agreements, except to the extent such net obligations are otherwise included in this definition;

(c) all liabilities of others of the kind described in the preceding clause (a) or (b) that such Person has Guaranteed or that are otherwise its legal liability;

(d) with respect to any Production Payment and Reserve Sale, any warranties or guaranties of production or payment by such Person with respect to such Production Payment and Reserve Sale but excluding other contractual obligations of such Person with respect to such Production Payment and Reserve Sale;

(e) Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of:

(i) the full amount of such obligations so secured; and

(ii) the fair market value of such asset as determined in good faith by such specified Person;

(f) Disqualified Stock of such Person or a Restricted Subsidiary in an amount equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(g) the aggregate preference in respect of amounts payable on the issued and outstanding shares of preferred stock of any of the Company’s Restricted Subsidiaries in the event of any voluntary or involuntary liquidation, dissolution or winding up (excluding any such preference attributable to such shares of preferred stock that are owned by such Person or any of its Restricted Subsidiaries; provided, that if such Person is the Company, such exclusion shall be for such preference attributable to such shares of preferred stock that are owned by the Company or any of its Restricted Subsidiaries); and

(h) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c), (d), (e), (f), (g) or this clause (h), whether or not between or among the same parties.

Subject to clause (d) of the preceding sentence, Production Payments and Reserve Sales shall not be deemed to be Indebtedness.

“Interest Rate Agreements” means, with respect to the Company and its Restricted Subsidiaries, interest rate agreements, interest rate cap agreements and interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates, with respect to any Indebtedness that is permitted to be incurred under the Indenture.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the third to last paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Issue Date” means July 12, 2006.

“KCS Merger Agreement” means that certain Amended and Restated Agreement and Plan of Merger dated as of May 16, 2006, and effective as of April 20, 2006, among KCS Energy, Inc., the Company and Hawk Nest Corporation, as amended or supplemented from time to time.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Make Whole Premium” means, with respect to a Note at any time, the excess, if any, of (a) the present value at such time of (i) the redemption price of such note at July 15, 2010 plus (ii) any required interest payments due on such note through July 15, 2010 (except for currently accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such Note.

“Material Change” means an increase or decrease (excluding changes that result solely from changes in prices and changes resulting from the incurrence of previously estimated future development costs) of more than 25% during a fiscal quarter in the discounted future net revenues from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (a)(i) of the definition of ACNTA; provided, however, that the following will be excluded from the calculation of Material Change:

(1) any acquisitions during the fiscal quarter of oil and natural gas reserves that have been estimated by independent petroleum engineers and with respect to which a report or reports of such engineers exist; and

(2) any disposition of properties existing at the beginning of such fiscal quarter that have been disposed of in compliance with the covenant described under “– Repurchase of the Option of Holders – Assets Sales.”

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or the sale or incurrence of any Indebtedness means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication:

(1) the direct costs relating to such Asset Sale, including, without limitation, legal, title, engineering, environmental, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof;

(2) taxes paid or payable as a result thereof;

(3) amounts required to be applied to the repayment of Indebtedness (other than under the Credit Facilities) secured by a Lien on the asset or assets that were the subject of such Asset Sale;

(4) any reserve established in accordance with GAAP against liabilities associated with such Asset Sale or any amount placed in escrow for adjustment in respect of the purchase price of such Asset Sale, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall be increased by the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be; and

(5) any distributions and other payments required to be made to minority interest holders in any Restricted Subsidiaries as a result of such Asset Sale.

“Net Working Capital” means:

(a) all current assets of the Company and its Restricted Subsidiaries; minus

(b) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness; in each case determined in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Non-Recourse Purchase Money Indebtedness” means Indebtedness (other than Capital Lease Obligations) of the Company or any Guarantor incurred in connection with the acquisition by the Company or such Guarantor of assets used in the Oil and Gas Business (including office buildings and other real property used by the Company or such Guarantor in conducting its operations) with respect to which:

(1) the holders of such Indebtedness agree that they will look solely to the assets so acquired that secure such Indebtedness, and neither the Company nor any Restricted Subsidiary (a) is directly or indirectly liable for such Indebtedness or (b) provides credit support, including any undertaking, Guarantee, agreement or instrument that would constitute Indebtedness (other than the grant of a Lien on such acquired assets); and

(2) no default or event of default with respect to such Indebtedness would cause, or permit (after notice or passage of time or otherwise), any holder of any other Indebtedness of the Company or a Guarantor to declare a default or event of default on such other Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or maturity.

“Oil and Gas Business” means

(1) the acquisition, exploration, exploitation, development, operation or disposition of interests in, or obtaining production from, oil, natural gas or other hydrocarbon properties;

(2) the gathering, marketing, treating, processing (but not refining), storage, selling or transporting of any production from such interests or properties; or

(3) any activity that is ancillary, necessary or appropriate to facilitate, or that is incidental to, the activities described in clauses (1) and (2) of this definition.

“Oil and Gas Liens” means:

(1) Liens on any specific property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of wells located thereon (it being understood that, in the case of oil and gas producing properties, or any interest therein, costs incurred for “development” will include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or that relate to such properties or interests);

(2) Liens on an oil or gas producing property to secure obligations incurred or Guarantees of obligations incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such property;

(3) Liens arising under partnership agreements, oil and gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary, in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements that are customary in the Oil and Gas Business; provided, however, that in all instances such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

(4) Liens securing Production Payments and Reserve Sales; provided that such Liens are limited to the property that is subject to such Production Payments and Reserve Sales, and such Production Payments and Reserve Sales either:

(a) were in existence on the Issue Date,

(b) were created in connection with the acquisition of property after the date of the Indenture and such Lien was incurred in connection with the financing of, and within 90 days after the acquisition of the property subject thereto, or

(c) constitute Asset Sales made in compliance with the covenant entitled “—Certain Covenants—Repurchase of the Option of Holders—Asset Sales”; and

(5) Liens on pipelines or pipeline facilities that arise by operation of law.

“Permitted Business Investments” means Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business, including through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including without limitation:

(1) ownership of oil, natural gas, other related hydrocarbon and mineral properties or any interest therein or gathering, transportation, processing, storage or related systems; and

(2) the entry into operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of oil and natural gas and related hydrocarbons and minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), or other similar or customary agreements (including for limited liability companies), transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding, however, Investments in corporations.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(7) payroll, travel, relocation and similar advances to officers, directors and employees to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(8) loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary made for bona fide business purposes;

(9) Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor or received in connection with a work-out or recapitalization of the issuer or as a result of a foreclosure or other transfer of title or perfection or enforcement of any lien with respect to any secured Investment in default;

(10) Hedging Obligations, which transactions or obligations are incurred in compliance with “—Certain Covenants—Incurrence of Indebtedness;”

(11) Permitted Business Investments; and

(12) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the Issue Date, not to exceed $20.0 million.

“Permitted Liens” means:

(1) Liens on any property or assets of the Company and any Guarantor securing Indebtedness and other obligations under Credit Facilities that were permitted by the terms of the Indenture to be incurred;

(2) Liens in favor of the Company or the Guarantors;

(3) Liens on any property or assets of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any property or assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4) Liens on any property or assets existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were not incurred in connection with the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens existing on the Issue Date;

(7) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(8) Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(9) Liens securing Hedging Obligations of the Company or any of its Restricted Subsidiaries;

(10) Liens securing Non-Recourse Purchase Money Indebtedness granted in connection with the acquisition by the Company or any Restricted Subsidiary of assets used in the Oil and Gas Business (including the office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations); provided that (i) such Liens attach only to the assets acquired with the proceeds of such Non-Recourse Purchase Money Indebtedness; and (ii) such Non-Recourse Purchase Money Indebtedness is not in excess of the purchase price of such fixed assets; and

(11) any Lien incurred in the ordinary course of business incidental to the conduct of the business of the Company or the Restricted Subsidiaries or the ownership of their property (including (a) easements, rights of way and similar encumbrances, (b) rights or title of lessors under leases (other than Capital Lease Obligations), (c) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or the Restricted Subsidiaries on deposit with or in the possession of such banks, (d) Liens imposed by law, including Liens under workers’ compensation or similar legislation and mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’ and vendors’ Liens, (e) Liens incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice and (f) Oil and Gas Liens, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property (other than trade accounts payable arising in the ordinary course of business)); and

(12) Liens for taxes, assessments and governmental charges not yet due or the validity of which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP as in effect at such time.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the Net Cash Proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness) provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued and unpaid interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

(2) (a) if the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, deferred or refunded is earlier than the final maturity date of the notes, the Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, deferred or refunded, or

(b) if the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, deferred or refunded is later than the final maturity date of the notes, the Permitted Refinancing Indebtedness has a final maturity date at least 91 days later than the final maturity date of the notes;

(3) the Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Permitted Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, deferred or refunded;

(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or a Subsidiary Guarantee, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes or such Subsidiary Guarantee on terms at least as favorable, taken as a whole, to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(5) such Indebtedness is not incurred by a Restricted Subsidiary if the Company is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, however, that a Restricted Subsidiary that is also a Guarantor may Guarantee Permitted Refinancing Indebtedness incurred by the Company, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided further, however, that if such Permitted Refinancing Indebtedness is subordinated to the notes, such Guarantee shall be subordinated to such Restricted Subsidiary’s Subsidiary Guarantee to at least the same extent; and

(6) if the Indebtedness being extended, refinanced, renewed, replaced, defeased, or refunded is Non-Recourse Purchase Money Indebtedness, such Permitted Refinancing Indebtedness satisfies clauses (1) and (2) of the definition of “Non-Recourse Purchase Money Indebtedness.”

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subsidiary thereof or any other entity.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Production Payments and Reserve Sales” means the grant or transfer by the Company or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest or Production Payment in oil and natural gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where, in the case of each of the foregoing, the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the foregoing interests.

“Restricted Subsidiary” of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary.

“Senior Debt” means:

(1) all Indebtedness of the Company or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto; and

(2) any other Indebtedness of the Company or any Guarantor permitted to be incurred by it under the terms of the Indenture, unless such Indebtedness is Subordinated Indebtedness.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness of the Company (or a Guarantor) that is expressly subordinated or junior in right of payment to the notes (or a Subsidiary Guarantee, as appropriate) pursuant to a written agreement to that effect.

“Subsidiary” means any subsidiary of the Company. A “subsidiary” of any Person means:

(1) a corporation a majority of whose Voting Stock is at the time, directly or indirectly owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person; or

(2) a partnership, joint venture, limited liability company or similar entity, in which such Person or a subsidiary of such Person is, at the date of determination, in the case of a partnership, a general or limited partner of such partnership, and, in the case of each of the foregoing entities, is entitled to receive more than 50 percent of the assets of such entity upon its dissolution.

“Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the notes.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to July 15, 2010; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to July 15, 2010 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the Trustee an officers’ certificate setting forth the Make Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary or the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation is in compliance with the next succeeding sentence and would not otherwise cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated, shall be valued at their Fair Market Value at the time of such designation for purposes of determining compliance with the covenant described above under the caption “—Certain Covenants—Restricted Payments;” provided, however, that such covenant need not be complied with if the Subsidiary to be so designated has total assets of $1,000 or less. That designation will only be permitted if such Restricted Payment would be so permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a copy of the Board Resolution giving effect to such designation certified in an officers’ certificate that also certifies that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” in which case such designation shall be effective as of the date specified in such resolution. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness,” the Company shall be in default of such covenant.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Indebtedness,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Volumetric Production Payments” mean production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without reference to the occurrence of any contingency) to vote in the election of the directors, managers or trustees of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

Registration Rights

The Company entered into a registration rights agreement with the initial purchasers for each offering of the old notes. Under each registration rights agreement, the Company agreed for the benefit of the holders of the old notes, that it would, at its cost and subject to certain exceptions, consummate the exchange offer described in this prospectus. For details regarding the exchange offer, please read “The Exchange Offer.”

Pursuant to the registration rights agreements, the Company agreed to:

(1) within 90 days after July 12, 2006, file a registration statement (the “Exchange Offer Registration Statement”) with the SEC with respect to a registered offer (the “Registered Exchange Offer”) to exchange each of the old notes for the new notes having terms substantially identical in all material respects to the old notes (except that the new notes will not contain terms with respect to transfer restrictions);

(2) use its reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 days after July 12, 2006;

(3) promptly following the effectiveness of the Exchange Offer Registration Statement (the “Effectiveness Date”), offer the new notes in exchange for surrender of the old notes; and

(4) keep the Registered Exchange Offer open for not less than 20 business days (or longer, if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the holders of the old notes.

Under each registration rights agreement, the Company is required to allow Participating Broker-Dealers and other Persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such new notes for 180 days following the effective date of such Exchange Offer Registration Statement (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

In the event that:

(1) any change in law or applicable interpretations of the staff of the SEC do not permit the Company to effect the Registered Exchange Offer; or

(2) for any other reason, the Registered Exchange Offer is not consummated within 220 days after July 12, 2006; or

(3) any of the initial purchasers shall notify the Company following consummation of the Registered Exchange Offer that any of the old notes held by it are not eligible to be exchanged for new notes in the Registered Exchange Offer; or

(4) certain holders are prohibited by law or SEC policy from participating in the Registered Exchange Offer or may not resell the new notes acquired by them in the Registered Exchange Offer to the public without delivering a prospectus, the Company will, subject to certain exceptions:

(a) promptly file a shelf registration statement (the “Shelf Registration Statement”) covering resales of the old notes or the new notes, as the case may be;

(b) (i) in the case of clause (1) above, use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 180th calendar day following July 12, 2006 and (ii) in the case of clause (2), (3) or (4) above, use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 90th day after the date on which the Shelf Registration Statement is required to be filed; and

(c) keep the Shelf Registration Statement effective until the earliest of (i) the time when the old notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (ii) two years from the effective date of the Shelf Registration Statement and (iii) the date on which all notes registered thereunder are disposed of in accordance therewith.

The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each Holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the new notes, as the case may be. A Holder selling such old notes or new notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such Holder (including certain indemnification obligations).

The Company will pay additional cash interest on the applicable notes, subject to certain exceptions:

(1) if the Exchange Offer Registration Statement or, if obligated to file a Shelf Registration Statement pursuant to clause (ii)(A) above, a Shelf Registration Statement, is not declared effective by the SEC on or prior to the 180th day after July 12, 2006;

(2) if the Exchange Offer is not consummated on or prior to the 40th day after the Exchange Offer Registration Statement is declared effective;

(3) if obligated to file the Shelf Registration Statement pursuant to clause (ii)(B) above, the Company fails to file the Shelf Registration Statement with the SEC on or prior to the 30th day after the date (the “Shelf Filing Date”) on which the obligation to file a Shelf Registration Statement arises;

(4) if obligated to file a Shelf Registration Statement, the Shelf Registration Statement is not declared effective on or prior to the 90th day after the Shelf Filing Date; or

(5) after the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding clauses (1) through (5) a “Registration Default”);

from and including the date on which any such Registration Default shall occur to, but excluding, the date on which all Registration Defaults have been cured.

The rate of the additional interest will be 0.50% per year for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.50% per year with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.50% per year. The Company will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the old notes and the new notes. We will not be required to pay additional interest for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of additional interest will cease.

All references in the Indenture and in this “Description of the New Notes,” in any context, to any interest or other amount payable on or with respect to the new notes shall be deemed to include any additional interest payable pursuant to each registration rights agreement.

GLOBAL SECURITIES; BOOK-ENTRY SYSTEM

The Global Securities

The notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form (the “global securities”) which will be registered in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The global notes will be deposited with the Trustee as custodian for DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

We expect that pursuant to procedures established by DTC (a) upon deposit of the global securities, DTC or its custodian will credit on its internal system portions of the global securities which will contain the corresponding respective amount of the global securities to the respective accounts of persons who have accounts with such depositary and (b) ownership of the notes will be shown on, and the transfer of ownership thereof will be affected only through, records maintained by DTC or its nominee (with respect to interests of participants (as defined below)) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the global securities will be limited to persons who have accounts with DTC (the “participants”) or persons who hold interests through participants. Noteholders may hold their interests in a global security directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC or its nominee is the registered owner or holder of any of the notes, DTC or such nominee will be considered the sole owner or holder of such notes represented by such global securities for all purposes under the indenture and under the notes represented thereby. No beneficial owner of an interest in the global securities will be able to transfer such interest except in accordance with the applicable procedures of DTC.

Certain Book-Entry Procedures for the Global Securities

The operations and procedures of DTC is solely within the control of DTC and are subject to change by them from time to time. Investors are urged to contact the DTC or its participants directly to discuss these matters.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants (collectively, the “participants”) and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which is owned by a number of direct participants of DTC and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer beneficial interests in notes represented by a global security to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person holding a beneficial interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical security in respect of that interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the notes represented by that global security for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have the notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of certificated securities, and will not be considered the owners or holders of the notes represented by that beneficial interest under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. To facilitate subsequent transfers, all global securities that are deposited with, or on behalf of, DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of global securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership.

We understand that DTC has no knowledge of the actual beneficial owners of the securities. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or that global security. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of that global security, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders.

Conveyance of notices and other communications by DTC to its direct participants, by its direct participants to indirect participants and by its direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the global securities unless authorized by a direct participant under DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants of DTC to whose accounts the securities are credited on the applicable record date, which are identified in a listing attached to the omnibus proxy.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global securities by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those beneficial interests.

Payments with respect to the principal of and premium, if any, liquidated damages, if any, and interest on a global security will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global security under the Indenture. Under the terms of the Indenture, we and the Trustee may treat the persons in whose names the notes, including the global securities, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the Trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global security. It is our understanding that DTC’s practice is to credit the direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Paying Agent on the applicable payment date in accordance with their respective holdings shown on DTC’s records. Payments by the participants and the indirect participants to the owners of beneficial interests in a global security will be governed by standing instructions and customary industry practice and will be the responsibility of the participants and indirect participants and not of DTC, us or the Trustee, subject to statutory or regulatory requirements in effect at the time.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and, except for trades involving only the Euroclear System as operated by Euroclear Bank S.A./N.V., or Euroclear, or Clearstream Banking, S.A. of Luxembourg, or Clearstream Luxembourg, such transfers will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary; however, those cross-market transactions will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg.

Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream Luxembourg as a result of sales of interests in a global security by or through a Euroclear or Clearstream Luxembourg participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC’s settlement date.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, it is under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC may discontinue providing its services as securities depositary with respect to the global securities at any time by giving reasonable notice to us or the Trustee. Under such circumstances, if a successor securities depositary is not obtained, certificates for the securities are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, certificates for the securities will be printed and delivered.

We have provided the foregoing information with respect to DTC to the financial community for information purposes only. Although we obtained the information in this section and elsewhere in this prospectus concerning DTC and its book-entry system from sources that we believe are reliable, we take no responsibility for the accuracy of such information.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to a holder’s purchase, ownership and disposition of the new notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary assumes that the old notes and the new notes are held as capital assets (generally, property held for investment) and holders are investors who purchased the old notes for cash upon their original issue at their initial offering price. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	holders whose “functional currency” is not the U.S. dollar;

•	U.S. expatriates;

•	persons that will hold the new notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the new notes under the constructive sale provisions of the Code; or

•	partnerships or other pass-through entities or investors in such entities.

If a partnership holds new notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our new notes, you should consult your tax advisor.

THIS SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Consequences to U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a U.S. holder of the new notes. Certain consequences to non-U.S. holders of the new notes are described under “Consequences to Non-U.S. Holders” below. “U.S. holder” means a beneficial owner of a new note for U.S. federal income tax purposes that is:

•	a citizen or resident of the United States, as determined for U.S. federal income tax purposes;

•	a corporation (or an entity that is treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the supervision of a court within the United States and that has one or more United States persons with authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Exchange Offer

The new notes do not differ materially in kind or extent from the old notes and, as a result, your exchange of old notes for new notes should not constitute a taxable disposition of the old notes for U.S. federal income tax purposes. As a result, you should not recognize taxable income, gain or loss on such exchange, your holding period for the new notes generally should include the holding period for the old notes so exchanged, and your adjusted tax basis in the new notes generally should be the same as your adjusted tax basis in the old notes so exchanged.

Payments of Interest

Stated interest on the new notes generally will be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

Amortizable Bond Premium

Generally, if a U.S. holder purchases a new note for an amount that exceeds the sum of all amounts payable on the new note after the purchase date other than stated interest, the new note will be considered to have been purchased at a premium. This premium may be amortized over the remaining term (or an applicable call date as discussed below) of the new note on a yield to maturity basis if the U.S. holder so elects. The amortizable bond premium is treated as an offset to interest income on the new note for U.S. federal income tax purposes. A U.S. holder who elects to amortize bond premium must reduce its tax basis in the new note by the deductions allowable for amortizable bond premium. An election to amortize bond premium is revocable only with the consent of the IRS and applies to all obligations owned or acquired by the U.S. holder on or after the first day of the taxable year to which the election applies. We may redeem the new notes in certain circumstances as described in this prospectus under “Description of the New Notes—Optional Redemption.” The amount of amortizable bond premium will be based on the amount payable at the applicable call date, but only if use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. If a new note purchased at a premium is redeemed before its maturity and a U.S. holder has elected to deduct the bond premium, the U.S. holder may be permitted to deduct any remaining unamortized bond premium as an ordinary loss in the taxable year of the redemption.

If a U.S. holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss the U.S. holder would otherwise recognize on disposition of the new note.

Market Discount

The resale of new notes may be affected by the market discount provisions of the Code. A note has market discount if a U.S. holder purchases a new note for less than its principal amount. A de minimis amount of market discount is ignored. Under the market discount rules, the U.S. holder will be required to treat any principal payment on a new note, or any gain on its sale, exchange, retirement or other disposition as ordinary income to the extent of the accrued market discount that was not previously included in gross income. If the new note is disposed of in a non-taxable transaction (other than a non-recognition transaction described in Section 1276 of the Code), accrued market discount will be taxable to the U.S. holder as ordinary income as if the U.S. holder had sold the new note at its fair market value. In addition, the U.S. holder may be required to defer, until the maturity of a new note or its earlier disposition (including a non-taxable transaction other than a transaction described in Section 1276 of the Code), the deduction of all or a portion of the interest expense in respect of any indebtedness incurred or maintained to purchase or carry the new note. Market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the new note unless the U.S. holder elects to accrue market discount on a constant interest rate basis.

A U.S. holder may elect to include market discount in gross income as the discount accrues, either on a straight-line basis or on a constant interest rate basis. This current inclusion election, once made, applies to all market discount obligations acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If an election is made, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such debt instruments and on any partial principal payment with respect to the new notes, and the deferral of interest deductions on indebtedness incurred or maintained to purchase or carry such debt instruments, would not apply.

Sale, Exchange or Disposition of New Notes

Subject to the discussion of the exchange offer above, you generally will recognize gain or loss upon the sale, exchange or other disposition of a new note equal to the difference between the amount realized upon the sale, exchange or other disposition (less an amount attributable to any accrued stated interest not previously included in income, which will be taxable as interest income) and your adjusted tax basis in the new note. Your adjusted tax basis in a new note generally will equal the amount you paid for the old note, decreased by any repayments of principal received and the amount of any bond premium amortized by you with respect to the new note, and increased by the amount of accrued unpaid interest that you have already included in gross income and the amount of any market discount previously taken into income by you. Any gain or loss recognized on a disposition of the new note generally will be capital gain or loss (subject to the market discount rules discussed above). If you are an individual, estate or trust and have held the new note for more than one year, such capital gain generally will be subject to tax at a current maximum rate of 15%. This maximum rate is scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. Your ability to deduct capital losses may be limited.

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of new notes. The term “non-U.S. holder” means a beneficial owner of a new note (other than a partnership or other pass-through entity or an investor in any such entity) that is not a U.S. holder.

Payments of Interest

The payment to you of interest on a new note generally will not be subject to a 30% U.S. federal withholding tax provided that:

•	interest paid on the new notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own, under applicable attribution rules, 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury regulations;

•	you are not a controlled foreign corporation that is related to us, actually or constructively, through stock ownership as provided in the Code and applicable Treasury regulations;

•	you are not a bank whose receipt of interest on the new notes is described in Section 881(c)(3)(A) of the Code; and

•	(1) you timely provide your name and address on an IRS Form W-8BEN and certify under penalty of perjury that you are not a United States person; or (2) you hold your notes through a bank, brokerage house, other financial institution or certain other intermediaries, and you and the intermediary each comply with the IRS certification requirements of applicable U.S. Treasury regulations. Special rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described in the immediately preceding paragraph, payments of interest made to you will be subject to a 30% U.S. federal withholding tax unless you timely provide us with a properly executed:

•	IRS Form W-8BEN claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI stating that the interest paid on the new note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. In addition, you may, under certain circumstances, be required to obtain a U.S. taxpayer identification number (“TIN”).

If you are engaged in a trade or business in the United States and interest on the new note is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment), you will be subject to U.S. federal income tax on such interest in the same manner as if you were a U.S. holder, unless you can claim an exemption under the benefit of an applicable income tax treaty. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to certain adjustments, that are effectively connected with your conduct of a trade or business in the United States including earnings from the new notes.

Sale, Exchange, or Disposition of New notes

Generally, you will not be subject to U.S. federal income tax with respect to gain realized on the sale, exchange, redemption or other disposition of a new note unless:

•	the gain is effectively connected with the conduct by you of a trade or business in the United States (and, if an applicable tax treaty so requires, is attributable to a permanent establishment or fixed base you maintain in the United States); or

•	in the case of a non-U.S. holder who is a nonresident alien individual, such individual is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

If you are described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. holder, and in addition, if you are a foreign corporation, you may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. If you are described in the second bullet point above, you generally will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by certain U.S. source capital losses. Notwithstanding these two bullet points, you will not be subject to U.S. federal income tax if a treaty exemption applies and the appropriate documentation is provided.

Information Reporting and Backup Withholding

U.S. Holders

U.S. holders, unless otherwise exempt as noted below, will be subject to information reporting with respect to payments of principal, interest and the gross proceeds from the sale, exchange, redemption or other disposition of a new note. Backup withholding at a rate equal to 28% may apply to payments of interest and to the gross proceeds from the sale, exchange, redemption or other disposition of a note if the U.S. holder:

•	fails to furnish its TIN on an IRS Form W-9 within a reasonable time after we request this information;

•	furnishes an incorrect TIN;

•	is informed by the IRS that it failed to report properly any interest or dividends; or

•	fails, under certain circumstances, to provide a certified statement signed under penalty of perjury that the TIN provided is its correct number and that it is not subject to backup withholding.

Certain persons are exempt from information reporting and backup withholding, including corporations and financial institutions. Holders of the new notes should consult their tax advisors as to their qualification for exemption and the procedure for obtaining such exemption.

Non-U.S. Holders

Non-U.S. holders generally will not be subject to backup withholding with respect to payments of interest on the new notes if (a) we do not have actual knowledge or reason to know that the non-U.S. holder is a United States person and (b) such holder provides the requisite certification on IRS Form W-8BEN or otherwise establishes an exemption from backup withholding. Payments of interest, however, would generally be subject to reporting requirements.

Payments of the gross proceeds from the sale, exchange, redemption or other disposition of a new note effected by or through a U.S. office of a broker generally will be subject to backup withholding at a rate of 28% and information reporting unless the non-U.S. holder certifies as to its non-U.S. status on IRS Form W-8BEN or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds where the sale is effected outside the United States through a non-U.S. office of a non-U.S. broker and payment is not received in the United States.

However, information reporting generally will apply to a payment of disposition proceeds where the sale is effected outside the United States by or through an office outside the United States of a broker that fails to maintain documentary evidence that the holder is a non-U.S. holder or that the holder otherwise is entitled to an exemption, and the broker is:

•	a United States person;

•	a foreign person that derives 50% or more of its gross income for defined periods from the conduct of a trade or business in the United States;

•	a controlled foreign corporation for U.S. federal income tax purposes; or

•	a foreign partnership (1) more than 50% of the capital or profits interest of which is owned by United States persons or (2) that is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. The amount of any backup withholding imposed on a payment to a holder of the new notes will be allowed as a refund or a credit against that holder’s U.S. federal income tax liability if the required information is timely furnished to the IRS.

ERISA CONSIDERATIONS

If you intend to use plan assets to exchange for any of the new notes offered by this prospectus, you should consult with counsel on the potential consequences of your investment under the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the prohibited transaction provisions of ERISA. If you intend to use governmental or church plan assets to exchange for any of the new notes, you should consult with counsel on the potential consequences of your investment under similar provisions applicable under laws governing governmental and church plans.

The following summary is based on the provisions of ERISA and the Code and related guidance in effect as of the date of this prospectus. This summary does not attempt to be a complete summary of these considerations. Future legislation, court decisions, administrative regulations or other guidance may change the requirements summarized in this section. Any of these changes could be made retroactively and could apply to transactions entered into before the change is enacted.

Fiduciary Responsibilities

ERISA imposes requirements on (1) employee benefit plans subject to ERISA, (2) entities whose underlying assets include employee benefit plan assets, for example, collective investment funds and insurance company general accounts, and (3) fiduciaries of employee benefit plans. Under ERISA, fiduciaries generally include persons who exercise discretionary authority or control over plan assets. Before investing any employee benefit plan assets in any note offered in connection with this prospectus, you should determine whether the investment:

(1) is permitted under the plan document and other instruments governing the plan; and

(2) is appropriate for the plan in view of its overall investment policy and the composition and diversification of its portfolio, taking into account the limited liquidity of the notes.

You should consider all factors and circumstances of a particular investment in the notes, including, for example, the risk factors discussed in the section of this prospectus entitled “Risk Factors” and the fact that in the future there may not be a market in which you will be able to sell or otherwise dispose of your interest in the notes.

We are not making any representation that the sale of any notes to a plan meets the fiduciary requirements for investment by plans generally or any particular plan or that such an investment is appropriate for plans generally or any particular plan.

Prohibited Transactions

ERISA and the Code prohibit a wide range of transactions involving (1) employee benefit plans and arrangements subject to ERISA and/or the Code, and (2) persons who have specified relationships to the plans. These persons are called “parties in interest” under ERISA and “disqualified persons” under the Code. The transactions prohibited by ERISA and the Code are called “prohibited transactions.” If you are a party in interest or disqualified person who engages in a prohibited transaction, you may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. As a result, if you are considering using plan assets to invest in any of the notes offered for sale in connection with this prospectus, you should consider whether the investment might be a prohibited transaction under ERISA and/or the Code.

Prohibited transactions may arise, for example, if the notes are acquired by a plan with respect to which we, or any of our affiliates, are a party in interest or a disqualified person. Exemptions from the prohibited transaction provisions of ERISA and the Code may apply depending in part on the type of plan fiduciary making the decision to acquire a note and the circumstances under which such decision is made. Some of these exemptions include:

(1) Prohibited transaction class exemption or “PTCE” exemptions 75-1 (relating to specified transactions involving employee benefit plans and broker-dealers, reporting dealers and banks).

(2) PTCE 84-14 (relating to specified transactions directed by independent qualified professional asset managers);

(3) PTCE 90-1 (relating to specified transactions involving insurance company pooled separate accounts);

(4) PTCE 91-38 (relating to specified transactions by bank collective investment funds);

(5) PTCE 95-60 (relating to specified transactions involving insurance company general accounts); and

(6) PTCE 96-23 (relating to specified transactions directed by in-house asset managers).

These exemptions do not, however, provide relief from the self-dealing prohibitions under ERISA and the Code. In addition, there is no assurance that any of these class exemptions or other exemptions will be available with respect to any particular transaction involving the notes.

Treatment of Notes as Debt Instruments

Some transactions involving our operations could give rise to prohibited transactions under ERISA and the Code if our assets were deemed to be plan assets. Pursuant to Department of Labor Regulations Section 2510.3-101 (which we refer to as the “plan assets regulations”), in general, when a plan acquires an “equity interest” in an entity such as Service Corporation International, the plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless exceptions set forth in the plan assets regulations apply.

In general, an “equity interest” is defined under the plan assets regulations as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. Although there is very little published authority concerning the application of this definition, we believe that the notes should be treated as debt rather than equity interest under the plan assets regulations because the notes (1) should be treated as indebtedness under applicable local law and debt, rather than equity, for United States tax purposes and (2) should not be deemed to have any “substantial equity features.” However, no assurance can be given that the notes will be treated as debt for purposes of ERISA. If the notes were to be treated as an equity interest under the plan assets regulations, the purchase of the notes using plan assets could cause our assets to become subject to the fiduciary and prohibited transaction provisions of ERISA and the Code unless investment in the notes by “benefit plan investors” is not “significant,” as determined under the plan assets regulations. Generally speaking, equity participation by benefit plan investors is significant on any date if, immediately after the most recent acquisition of any equity interest in the entity, 25% or more of the value of any equity class in the entity is held by benefit plan investors. We cannot assure you that the criteria for this exception will be satisfied at any particular time and no monitoring or other measures will be taken to determine whether such criteria are met. This means that, if the notes are treated as equity interests under the plan asset regulations and investment in the notes by benefit plan investors is significant, our assets could be treated as plan assets subject to ERISA and a non-exempt prohibited transaction could arise in connection with our operating activities.

Any insurance company proposing to invest assets of its general account in the notes should consider the implications of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86, 114 S. Ct. 517 (1993), which, in some circumstances, treats such general account as including the assets of a plan that owns a policy or other contract with such insurance company, as well as the effect of Section 401(c) of ERISA, as interpreted by regulations proposed by the Department of Labor.

Government and Church Plans

Governmental plans and some church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transactions provisions of ERISA or the Code, may be subject to state or other federal laws that are very similar to the provisions of ERISA and the Code. If you are a fiduciary of a governmental or church plan, you should consult with counsel before purchasing any notes offered for sale in connection with this prospectus.

Foreign Indicia of Ownership

ERISA also prohibits plan fiduciaries from maintaining the indicia of ownership of any plan assets outside the jurisdiction of the United States district courts except in specified cases. Before investing in any note offered for sale in connection with this prospectus, you should consider whether the acquisition, holding or disposition of a note would satisfy such indicia of ownership rules.

Representations and Warranties

If you acquire or accept a note offered in connection with this prospectus, you and any subsequent transferee will be deemed to have represented and warranted that either:

(1) you have not used plan assets to acquire such note;

(2) your acquisition and holding of a note (A) is exempt from the prohibited transaction restrictions of ERISA and the Code under one or more prohibited transaction class exemptions or does not constitute a prohibited transaction under ERISA and the Code, and (B) meets the fiduciary requirements of ERISA; or

(3) if you use plan assets to acquire such note and you are not otherwise subject to ERISA, such acquisition is in compliance with the applicable laws governing such plan.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, for a period of time, federal securities laws may require all dealers effecting transactions in the new notes to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The enclosed letter of transmittal states that, by acknowledging that it will deliver and be delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Following completion of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of old notes who did not exchange their old notes for new notes in the exchange offer on terms which may differ from those contained in this prospectus and the enclosed letter of transmittal. This prospectus, as it may be amended or supplemented from time to time, may be used by us in connection with any additional exchange offers. These additional exchange offers may take place from time to time until all outstanding old notes have been exchanged for new notes, subject to the terms and conditions in the prospectus and letter of transmittal distributed by us in connection with these additional exchange offers.

LEGAL MATTERS

Certain legal matters in connection with the securities offered by this prospectus will be passed upon for us by Thompson & Knight LLP, Houston, Texas. Mr. James L. Irish III, an attorney with Thompson & Knight LLP, serves as a director of Petrohawk.

EXPERTS

The consolidated financial statements as of December 31, 2005 and 2004, and for each of the two years in the period ended December 31, 2005 and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Petrohawk Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Petrohawk Energy Corporation (formerly Beta Oil & Gas Corporation) for the year ended December 31, 2003, appearing in Petrohawk Energy Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2005 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of KCS Energy, Inc. and subsidiaries appearing in KCS Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005, and KCS Energy, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Certain estimates of proved oil and gas reserves for Petrohawk Energy Corporation referred to and incorporated by reference in this prospectus were based in part upon engineering reports prepared by Netherland, Sewell & Associates, Inc. (“Netherland Sewell”), independent petroleum engineers. These estimates are included and incorporated herein in reliance on the authority of such firm as experts in such matters.

Certain estimates of proved oil and gas reserves for KCS Energy, Inc. referred to and incorporated by reference in this prospectus were based in part upon engineering reports prepared by KCS and audited by Netherland Sewell, independent petroleum engineers. These estimates are included and incorporated herein in reliance on the authority of such firm as experts in such matters.

For a period of time after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.